UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 9, 2017

WHY YOUR VOTE IS IMPORTANT

Q: Who is asking for my vote and why am I receiving this document?

A: The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement. This proxy statement is a document that Securities and Exchange Commission regulations require that we give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q: How many shares are not voted at the Annual Meeting on non-routine matters (like the advisory vote on executive compensation and proposals other than the ratification of accountant)?

A: 23% of all shares were not voted last year at our Annual Meeting on non-routine matters. YOU MUST TELL YOUR BROKER HOW TO VOTE YOUR SHARES. Since 2010, brokers have not been able to vote customer shares on non-routine matters. As you can see, this has disenfranchised a significant group of our stockholders.

Q: How can I vote?

A: There are four ways to vote by proxy:

•	Vote by Phone by calling 1-800-690-6903: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by scanning the Quick Response Code or “QR Code” on the Proxy card: By accessing the QR site through the proxy card you can vote your shares.

•	Vote by Internet by going to www.proxyvote.com: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by Mail: Complete and return the separate enclosed proxy card in the prepaid and addressed envelope.

You may also vote in person at the Annual Meeting. However, if you are the beneficial owner of the shares, you must obtain a legal proxy from the stockholder of record, usually your bank or broker, and bring it with you. A legal proxy identifies you, states the number of shares you own, and gives you the right to vote those shares. Without a legal proxy we cannot identify you as the owner, and will not know how many shares you have to vote.

i

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY PHONE, BY QR CODE OR BY INTERNET, OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

2017 Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2017 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Advisory Approval of Named Executive Officer Compensation	FOR	Page 62
3. Advisory Vote on the Frequency of Future “Say on Pay” Votes	FOR EVERY THREE YEARS	Page 70
4. Reapproval of the 2012 Annual At Risk Compensation Incentive Plan	FOR	Page 71
5. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 76

Annual Meeting of Stockholders

➢ Time and Date	March 9, 2017 at 9:30 a.m. local time

➢ Location	The Houstonian Hotel, 111 North Post Oak Lane, Houston, TX 77024

➢ Record Date	January 9, 2017

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 8, 2017. For stock that is held in employee benefit plans votes must be received by March 7, 2017.

➢ Attending the Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting may be asked for picture identification and proof of stock ownership. Please see “Attending the Meeting” on page 2.

Overview of Business Performance and Long-Term Strategic Initiatives

Fiscal 2016 was another challenging year for both the Company and the energy industry. The sustained decline in commodity prices resulted in lower realizations on the Exploration & Production segment’s production and continued the series of non-cash write-downs of our oil and gas properties that began last year. Those non-cash write-downs resulted in a consolidated net loss for the year. Record warm weather also had a negative impact on our results in fiscal 2016, as it reduced earnings in the Utility segment. Nonetheless, we had a successful year operationally, and the Company is well-positioned for the longer term.

The nature and flexibility of our integrated assets allowed us to act quickly and appropriately in response to deteriorating conditions in the commodity markets. As the fee owners of natural gas rights on our large acreage position in Appalachia, and given our just-in-time gathering build-out model, we were able to cut back and delay capital spending across the Company while also preserving our long-term growth opportunities. The Exploration & Production segment slowed its development plans in the Marcellus Shale, where the Company went from operating three drilling rigs in fiscal 2015 to a single rig starting in the second quarter of fiscal 2016. In addition, the Exploration & Production segment entered into a Joint Development Agreement with a partner to jointly develop 75 Marcellus wells, which further reduced the segment’s capital expenditures. We also postponed certain investments in gathering and transmission pipeline infrastructure, including the Northern Access 2016 expansion project which now has a target completion date of November 1, 2017.

2016 Financial and Operating Highlights:

•

46th Year of Consecutive Dividend Increases: In June, the Board of Directors increased the Company’s annual dividend rate by 2.5% to $1.62 per share, marking the 46th year of consecutive dividend increases and 114th year of uninterrupted dividend payments. The financial stability of our regulated Pipeline & Storage and Utility segments supports the Company’s dividend.

•

Continued Growth of Midstream Businesses: The Company continues to expand its valuable pipeline infrastructure footprint in the Appalachian basin. The Company grew its Pipeline & Storage segment’s assets to $1.68 billion at September 30, 2016, a 6% increase versus the prior year, driven primarily by three expansion projects — Northern Access 2015, Westside Expansion & Modernization, and Tuscarora Lateral — that were placed in service at the start of the fiscal year. Gathering segment assets meanwhile increased by 20%, to $534 million at fiscal year end, as additional gathering lines were put into service to accommodate growth in Seneca Resources Corporation’s gross production from the Marcellus Shale.

•

Firm Sales and Hedge Portfolio Partially Insulates Seneca’s Cash Flows from Volatile Commodity Prices: Seneca’s average net realized natural gas and crude oil prices in fiscal 2016, after the impact of hedging, were $3.02 per thousand cubic feet (“Mcf”) and $57.91 per barrel (“Bbl”). Comparatively, average NYMEX natural gas and crude oil prices for the fiscal 2016 period were $2.32 per million British thermal units (“MMBtu”) and $41.69 per Bbl. (The heating value of 1 Mcf of natural gas is approximately equal to 1 MMBtu.) Seneca has taken a conservative approach to provide a measure of protection against volatile swings in commodity prices by building a portfolio of physical firm sales, firm transportation capacity and financial hedges that locks in the realizations on a majority of its total natural gas and oil production.

•

Marcellus Shale Joint Development Agreement Reduces Capital Expenditures and Strengthens Balance Sheet: In the first quarter of fiscal 2016, Seneca entered into a Joint Development Agreement with a financial partner to jointly develop Marcellus Shale natural gas assets located in the Company’s Western Development Area in north-central Pennsylvania. The Joint Development Agreement, which was extended in June 2016, resulted in a commitment from Seneca’s partner to invest as much as $325 million for an 80% working interest in the development of 75 Marcellus Shale wells between fiscal 2016 and 2018. In a period of low commodity prices, the Joint Development Agreement significantly reduced near-term upstream capital spending and strengthened the Company’s balance sheet, while maintaining activity levels that will continue to drive upstream operational efficiencies and develop the production that will utilize the Company’s midstream infrastructure.

•

Operational Efficiencies Push Marcellus Well Costs Lower and Improve Program Economics: Seneca continues to be successful in driving down the drilling and completion costs of its Marcellus Shale wells in its Western Development Area, a result of Seneca’s large, contiguous acreage position there. Seneca’s Marcellus drilling cost per foot has declined 60%

since fiscal 2012, due in large part to faster drilling times and longer horizontal laterals that now approach 8,000 ft. per well. Seneca’s completion cost per stage meanwhile has fallen 77% since 2012, driven primarily by lower water costs resulting from Seneca’s investments in infrastructure and efforts to recycle and reuse produced water from Seneca and third-party wells. Consequently, Seneca has lowered its average Marcellus well costs to $633 per lateral foot, which leads industry peers in the basin.

•

Increase in Natural Gas and Crude Oil Production: Seneca increased its total natural gas and crude oil production to a record 161.1 billion cubic feet equivalent in fiscal 2016, despite slowing its drilling activity and voluntarily curtailing an estimated 34.6 billion cubic feet of net natural gas production due to declines during the year in local spot prices.

Long-Term Strategic Initiatives

National Fuel’s capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, that may take several years from business planning through completion. The results of this focus include:

•

Integrated Upstream and Midstream Development in Appalachia: The Company has designed and begun execution on a multi-year plan to develop and grow our upstream and midstream assets in Appalachia. The strategy leverages the exceptional resource potential of our 785,000 net acres in the Marcellus and Utica shales, the geographic integration of our valuable

v

pipeline infrastructure footprint in Appalachia, and the operational and financial synergies that are generated from Company’s integrated business structure.

As Seneca continues to methodically develop its vast acreage in the Western Development Area, the Company’s Gathering and Pipeline & Storage segments are working to build the pipeline infrastructure necessary to move Seneca’s production from Pennsylvania to premium markets outside of the Appalachian basin. The Gathering segment is currently focused on the continued expansion of the Clermont and Trout Run Gathering Systems, networks of gathering pipelines and compression facilities tailored to accommodate Seneca’s Marcellus production.

The Pipeline & Storage segment, having just completed the Northern Access 2015 expansion project serving Seneca, is currently working through the federal and state regulatory processes to construct the Northern Access 2016 project. Northern Access 2016, a $455 million expansion of the NFG Supply Corp. and Empire Pipeline systems, will provide Seneca with 490,000 dekatherms (“Dth”) per day of incremental firm transportation capacity, including 140,000 Dth per day to the Tennessee Gas Pipeline 200 Line, serving New York state and New England markets, and 350,000 Dth per day of incremental firm transportation capacity on Empire’s pipeline system, which serves New York state, Canadian, Northeast and Midwest U.S. markets. Assuming the receipt of timely regulatory approvals, we expect the project to become operational in November 2017.

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: In addition to serving our own Exploration & Production segment, our Pipeline & Storage segment is uniquely positioned to expand our regional pipeline systems and provide valuable outlets for third-party producers and shippers in the Appalachian region. Since 2010, we have invested $387 million in the expansion of our Pipeline & Storage systems for third parties, adding 1,442,000 Dth per day in new firm transport capacity.

In the first quarter of fiscal 2016, we placed the Westside Expansion & Modernization and Tuscarora Lateral projects in-service. At a total capital cost of $147 million, which included $39 million of system modernization, these projects collectively added transportation capacity of 159,500 Dth per day for nonaffiliated customers and 34,500 Dth per day for our Utility segment, and afford customers of our Empire Pipeline system additional options to access storage services on our National Fuel Gas Supply Corporation system.

Given the geographic location of our Pipeline & Storage assets, we will continue to focus on expanding our system to accommodate growth in Appalachian natural gas production. Among a number of other projects, we plan to expand our Empire Pipeline system to provide up to 300,000 Dth per day of new firm transport capacity for Marcellus and Utica producers in north-central Pennsylvania. At a projected cost of $185 million, we currently project an in-service date in fiscal 2019.

•

Utility Segment Investment in Safe and Reliable Service: In fiscal 2016, the Utility segment invested a Company record $61.8 million in the safety and reliability of its system, replacing 157 miles of older pipelines in New York and Pennsylvania. As part of the rate case on file in New York, the Utility segment has proposed to further accelerate its annual replacement efforts in the state from the current target of 95 miles to a new target of 110 miles. These efforts reflect the Utility segment’s commitment to continued investment in pipeline replacement and system modernization to enhance and ensure safe, reliable service.

Proposal 1 — Nominees for Election as Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

Nominees for three-year term:

Rebecca Ranich — age 59

Principal Occupation: Former Director of Deloitte Consulting, LLP

Expertise: Leadership, Industry, Sustainability, Technology

Jeffrey W. Shaw — age 58

Principal Occupation: Former Chief Executive Officer of Southwest Gas Corporation

Expertise: Leadership, Industry, Financial

Thomas E. Skains — age 60

Principal Occupation: Former Chairman, Chief Executive Officer and President of Piedmont Natural Gas Company, Inc.

Expertise: Leadership, Industry, Regulatory

Ronald J. Tanski — age 64

Principal Occupation: President and Chief Executive Officer of National Fuel Gas Company

Expertise: Leadership, Industry, Regional

For complete information on this proposal, please refer to page 4 and following.

Proposal 2 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis (as well as the Say-on-Pay Proposal) provide information about the Company’s compensation programs. Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the Compensation Discussion and Analysis.

CEO Compensation in Alignment with Peers

As described in the 2016 Financial and Operating Highlights above, low commodity prices weighed on fiscal 2016 financial results but the Company had another successful year operationally. CEO compensation is targeted at approximately the 50th percentile of the Hay Energy Industry market data. The Compensation Committee of the Board of Directors understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is Hay Group’s comparison of fiscal 2015 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Hay peer group. (Hay Group, a unit of Korn/Ferry International, is one of the Company’s compensation consultants.) The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2015 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2016 compensation may not yet be accurately compared to peers because 2016 compensation data for most of those peers is not yet available.

CEO & President

Compared to CEO proxy data for fiscal year 2015

				Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/15 (millions)	Actual	Target
AGL Resources, Inc.	Chairman & CEO	$3,941	$7,329	$7,654,953	$6,771,369
Atmos Energy Corp.	President & CEO	$4,142	$5,898	$4,132,592	$3,769,362
Cabot Oil & Gas Corp.	Chairman, CEO & President	$1,357	$9,046	$8,710,693	$8,598,193
Energen Corp.	Chairman, President & CEO	$763	$3,929	$7,799,718	$7,356,304
EQT Corp.	Chairman & CEO	$2,340	$9,871	$10,712,635	$9,462,635
MDU Resources Group, Inc.	President & CEO	$4,192	$3,355	$2,518,737	$2,896,992
New Jersey Resources Corp.	Chairman, CEO & President	$2,734	$2,595	$4,706,350	$4,376,475
Questar Corp.	President, CEO & Chairman	$1,135	$3,411	$3,412,753	$3,383,837
Range Resources Corp.	Chairman, President & CEO	$1,597	$5,440	$9,691,463	$9,346,007
SM Energy Co.	President & CEO	$1,514	$2,177	$4,569,745	$4,594,476
Southwest Gas Corp.	President & CEO	$2,464	$2,744	$1,601,965	$1,633,843
UGI Corp.	President & CEO	$6,691	$6,016	$6,129,475	$5,874,390
Ultra Petroleum Corp.	Chairman, CEO & President	$839	$979	$3,020,000	$2,620,000
WGL Holdings, Inc.	Chairman & CEO	$2,660	$2,868	$3,680,891	$3,435,291
Whiting Petroleum Corp.	Chairman, President & CEO	$2,109	$3,117	$8,995,000	$9,495,000
Summary Statistics
75th Percentile		$3,337	$5,957	$8,255,206	$7,977,249
Average		$2,565	$4,585	$5,822,465	$5,574,278
Median		$2,340	$3,411	$4,706,350	$4,594,476
25th Percentile		$1,436	$2,806	$3,546,822	$3,409,564
National Fuel Gas Co.	CEO & President	$1,761	$4,227	$4,706,878	$4,358,901
Percentile Rank		38%	59%	50%	43%

NOTES:
-	Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)
-	AGL Resources completed its merger with Southern Company in July 2016.
-	Questar became a wholly-owned subsidiary of Dominion Resources in September 2016.
-	Ultra Petroleum filed for bankruptcy in April 2016.

© 2016 Korn Ferry. All rights reserved

As a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity, either two-thirds or 100 percent of which is performance based relative to the Hay peer group.

Due to a performance shortfall with respect to the applicable return on capital performance condition, one of the performance share awards granted in fiscal 2014 will not vest. This represents $741,411 of the CEO’s 2014 compensation reflected in the Fiscal 2016 Summary Compensation Table under the “Stock Awards” column. The Company’s officers will forfeit these performance share awards. Other outstanding performance-based equity awards are similarly subject to forfeiture, depending upon whether applicable performance conditions are achieved.

2016 Say-on-Pay Vote and Stockholder Engagement

The 2016 Say-on-Pay advisory vote yielded a result of approximately 96% of votes cast in support of the compensation of the Company’s named executive officers. The Board considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. As in prior years, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various important viewpoints.

As a result of the stockholder feedback received in 2012, in fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive approach, the Compensation Committee converted a cash-based long-term incentive program to an equity-based program utilizing performance-based restricted stock units. For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Under the new approach, approximately two-thirds of a named executive officer’s long-term incentive award consisted of performance shares, split between two distinct performance conditions: one performance condition tied to three-year total shareholder return and the other tied to three-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The Committee selected the two relative performance metrics to focus executive officers’ attention on increasing long-term stockholder value while maintaining long-term profitability. The remaining approximately one-third of the long-term incentive award consisted of time-vested restricted stock units used as a retention tool. The Compensation Committee’s action represented an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards. The Compensation Committee utilized its new approach in fiscal year 2014 and continued it in 2015. For fiscal 2016, the Company revised the mix of long-term incentive awards for certain named executive officers. In particular, for certain officers, including the CEO, the Compensation Committee granted the long-term incentive award entirely in the form of performance shares, split between the two relative performance metrics used since fiscal 2014. For the others, the Compensation Committee retained the mix of awards at two-thirds performance shares and one-third time-vested restricted stock units.

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie executive compensation to long-term total shareholder return and long-term total return on capital by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2016 (and current) executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term corporate results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Changes to the Compensation Program Since Fiscal 2013

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program was amended in fiscal 2013 and further refined in fiscal 2014. The Compensation Committee also modified the program slightly in fiscal 2016 with respect to certain executive officers. These changes to the executive compensation program were as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive approach, the Compensation Committee replaced the cash portion of the program with performance-based restricted stock units, utilizing the same relative total return on capital metric and a three-year performance period. The performance condition was not achieved at a level high enough to trigger payment of these restricted stock units. During fiscal 2014, the Company further revised the mix of long-term incentive awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested restricted stock units (vesting ratably over a three-year period). The applicable return on capital performance condition associated with one of the performance share awards granted in fiscal 2014 will not be achieved at a level high enough to trigger payment of that award. Performance shares granted since fiscal 2014 will similarly be forfeited if applicable performance conditions are not met. In fiscal 2015 the Company retained the mix of long-term incentive awards that it established in fiscal 2014 (two-thirds performance shares and one-third time-vested restricted stock units). For fiscal 2016, the Compensation Committee granted certain named executive officers, including the CEO, a long-term incentive award entirely in the form of performance shares, split between the two distinct relative performance metrics. For the other named executive officers, the Compensation Committee retained the mix of awards at two-thirds performance shares and one-third time-vested restricted stock units.

➢

Adoption of Relative Performance Conditions — As noted above, since fiscal 2014 the Compensation Committee has devoted either two-thirds or 100 percent of the long-term incentive award to performance shares. The Committee established two distinct performance metrics: three-year total shareholder return relative to the Hay peer group and three-year total return on capital relative to the Hay peer group.

➢	The CEO is Required to Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 19 times his base salary as of November 30, 2016.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing of equity awards without stockholder approval;

➢	The Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision.

The Board recommends a vote FOR the advisory approval of named executive officer compensation because it believes that the Company’s compensation policies and procedures, as developed following

x

engagement with its stockholders, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

For complete information on this proposal, please refer to page 62 and following.

Proposal 3 — Advisory Vote on the Frequency of Future “Say on Pay” Votes

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS.

This proposal allows stockholders to take part in a non-binding, advisory vote on the frequency of future advisory votes to approve named executive officer compensation. Stockholders may choose whether such a “say on pay” vote should be on the agenda for the Annual Meeting of Stockholders every three years, every two years, or every year, or they may abstain from voting. In keeping with our philosophy of long-term value creation, and given our demonstrated steps to incorporate stockholder feedback into our executive compensation program, we recommend that stockholders should choose to be presented with the say on pay vote every three years.

For complete information on this proposal, please refer to page 70.

Proposal 4 — Reapproval of the 2012 Annual At Risk Compensation Incentive Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAPPROVAL OF THE 2012 ANNUAL AT RISK COMPENSATION INCENTIVE PLAN.

We are seeking your reapproval of the National Fuel Gas Company 2012 Annual At Risk Compensation Incentive Plan so that the Company may continue to be able to receive the tax benefit of paying performance-based compensation under the plan.

For complete information on this proposal, please refer to page 71 and following.

Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

As a matter of good governance, it is important that stockholders vote to ratify the selection of the Company’s independent auditor. The Company has selected PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2017.

For complete information on this proposal, please refer to page 76.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 20, 2017

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 9:30 a.m. local time on March 9, 2017 at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are by telephone, by Quick Response Code or (“QR Code”) or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone, by QR Code or by Internet.

The Company’s annual proxy statement contains important stockholder and/or company proposals for which votes are needed in order to be passed — and your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of the election in greater proportion than their percentage share ownership.

Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone, by QR Code or by Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares by telephone, by QR Code or by Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the second page of the proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:00 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

Ronald J. Tanski

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 9, 2017

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 9:30 a.m. local time on March 9, 2017 at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024. The doors to the meeting will open at 9:00 a.m. local time. At the meeting, action will be taken with respect to:

(1)	The election of four directors to hold office for three-year terms as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	Advisory approval of named executive officer compensation;

(3)	An advisory vote on the frequency of future “say on pay” votes;

(4)	Reapproval of the 2012 Annual At Risk Compensation Incentive Plan;

(5)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 9, 2017, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

Senior Vice President,

General Counsel and Secretary

January 20, 2017

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 9, 2017

The proxy statement and summary annual report to security holders and financial statements are available on the Internet at

http://investor.nationalfuelgas.com/proxy

YOUR VOTE IS IMPORTANT

Please vote by telephone, by QR Code or by Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone, by QR Code or by Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 9, 2017, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 20, 2017.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $18,500 plus reasonable out-of-pocket expenses. A number of regular employees of the Company and its subsidiaries, and one or more retirees of the Company and its subsidiaries, may solicit proxies in person, by telephone or by other methods. Costs, if any, associated with solicitation by retirees are expected to be de minimis.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 9, 2017, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 85,298,059 shares of Common Stock were issued and outstanding. The holders of 42,649,030 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. In order to grant a proxy, a stockholder can use the telephone, QR Code or Internet voting procedures or return a signed proxy card. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may only vote your shares on “routine” matters, such as Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors; Proposal 2 — Advisory Approval of Named Executive Officer Compensation; Proposal 3 —Advisory Vote on the Frequency of Future “Say on Pay” Votes; and Proposal 4 — Reapproval of the 2012 Annual At Risk Compensation Incentive Plan. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. PLEASE MAKE YOUR VOICE HEARD BY VOTING YOUR SHARES ON THESE IMPORTANT MATTERS.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will not have the effect of a vote cast for or against any proposal.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting: (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior annual meeting of stockholders; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

With respect to Proposal 1, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director. Approval of each other proposal requires a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the proposal.

Attending the Meeting

You are entitled to attend the Annual Meeting if you are a stockholder as of the close of business on January 9, 2017, the record date. In order to be admitted to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Paula M. Ciprich, Senior Vice President, General Counsel and Secretary of the Company, at the National Fuel Gas Company address noted below, by voting a subsequent proxy by phone, QR Code or by Internet, or by filing written revocation at the meeting with Ms. Ciprich, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee”) for the Plans, as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR all of the Director nominees named in this proxy statement, FOR Proposal 2, FOR EVERY THREE YEARS in Proposal 3, and FOR Proposals 4 and 5. Participants in the Plan(s) may also provide those voting instructions by telephone, QR Code or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 7, 2017 in care of the following address:

To:    Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-800-542-1061. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2016 (“fiscal 2016”). Also enclosed is a copy of the Company’s Annual Report on Form 10-K for fiscal 2016. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Four directors are to be elected at the Annual Meeting. The nominees for the four directorships are: Rebecca Ranich, Jeffrey W. Shaw, Thomas E. Skains and Ronald J. Tanski. The nomination process is discussed under “Nominating/Corporate Governance” below.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.) Directors of a particular class shall hold office until the annual meeting of the year in which the term of the class expires, provided that directors elected by the Board of Directors to fill vacancies or newly-created directorships shall hold office until the next annual meeting following their election. In addition, all directors shall hold office until their respective successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. In accordance with the requirement that each class of directors be as nearly equal in number as possible, Ms. Ranich and Messrs. Shaw, Skains and Tanski have been nominated for terms of three years and until their respective successors shall be elected and shall qualify.

The Board of Directors elected Ms. Ranich and Mr. Skains as directors in June 2016 and December 2016, respectively. Ronald W. Jibson, who served as Chairman of the Nominating/Corporate Governance Committee, recommended Ms. Ranich as a candidate for director. David F. Smith, who serves as Chairman of the Board, recommended Mr. Skains as a candidate for director.

It is intended that the Proxies will vote for the election of Ms. Ranich and Messrs. Shaw, Skains and Tanski as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Ms. Ranich and Messrs. Shaw, Skains and Tanski have consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for Three-Year Terms to Expire in 2020

Rebecca Ranich	Age[1]: 59	Director since: June 2016

Ms. Ranich is a former director at Deloitte Consulting, LLP, where she led the firm’s Energy and Sustainability Investment Advisory Services for public sector clients, providing counsel on more than $1 billion of investments. Her practice focused on strategic energy investments designed to mitigate and manage risks related to energy supply, demand and climate change issues. Preceding her position at Deloitte, Ms. Ranich worked at PSG International, where she was a member of the management team leading negotiations to implement the Trans-Caspian Gas Pipeline, a multi-billion dollar, 1,700-kilometer pipeline project transporting natural gas from Turkmenistan to Turkey. She was previously a Vice President at Michael Baker Corporation, an international engineering, energy and environmental services firm. While at Baker, she held executive responsibility for delivering energy and environmental engineering services in Europe, Russia and the Caspian region, overseeing projects with a construction value in excess of $40 billion. She managed offices in London, Naples, Wiesbaden and Moscow. Ms. Ranich served as a member of

[1]	All ages are as of the Annual Meeting date.

the Board of Directors of Questar Corporation from 2013 until September 2016, when Questar was acquired by Dominion Resources, Inc. At Questar she was Chair of the Board’s Governance and Nominating Committee. She is a member of the Supervisory Board at Uniper, SE, a German power generation and energy supply chain corporation, and serves as vice chair of the Board of the Gas Technology Institute and chair of the Investment Committee. Ms. Ranich is an advisory board member of Yet Analytics, an xAPI data analytics platform. In addition to being an investor in and advisor to emerging technology companies, Ms. Ranich is a member of the Baltimore Angels — an early stage investment group, the National Petroleum Council and the Technology Commercialization Panel for the Johns Hopkins University Applied Physics Laboratory.

Qualifications

Ms. Ranich’s strong background and wealth of experience in energy development and risk management position her to make significant Board contributions. With her work on sustainable environmental practices and strong global industry experience, her addition complements the diverse backgrounds on the Board. Ms. Ranich also brings to the Board her successful track record of establishing, building and leading businesses.

National Fuel Gas Company Board Committees

Nominating/Corporate Governance

Current Public Company Directorships

Uniper, SE

Former Public Company Directorships

Questar Corporation

Education

Northwestern University, B.A. in Soviet area studies

University of Detroit Mercy, MBA

Jeffrey W. Shaw	Age: 58	Director since: 2014

Mr. Shaw retired as Chief Executive Officer of Southwest Gas Corporation (“Southwest”) on March 1, 2015. He was named Chief Executive Officer and a director of Southwest in 2004 and also served as President of Southwest at various times from 2003 to 2014. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, Senior Vice President/Gas Resources and Pricing. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest Gas in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the Advisory Board of the University of Utah David Eccles School of Business and chairs the Broadcast Leadership Council at Brigham Young University. He is a past Director of Southwest Gas Corporation and the American Gas Association, past Chairman and Director of the Western Energy Institute and past President and Trustee of the Las Vegas Area Council of the Boy Scouts of America.

Qualifications

Mr. Shaw’s extensive executive management experience at an energy company with regulated businesses similar to those of the Company provides the Board with valuable perspective. In particular, Mr. Shaw’s accounting and finance background, and the significant roles he has held in these areas over his career, qualify him as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules and enable him to play a key role in performing the Board’s audit oversight function.

National Fuel Gas Company Board Committees

Audit

Nominating/Corporate Governance

Former Public Company Directorships

Southwest Gas Corporation

Education

University of Utah, B.S. in accounting

Certified Public Accountant

Thomas E. Skains	Age: 60	Director since: December 2016

Mr. Skains is the former Chairman of the Board, Chief Executive Officer and President of Piedmont Natural Gas Company, Inc., serving from 2002 as President and from 2003 as Chairman and CEO, until his retirement in October 2016. Previously, Mr. Skains held various positions at Piedmont, including Chief Operating Officer and Senior Vice President — Marketing and Supply Services. Mr. Skains held positions of increasing responsibility with Transcontinental Gas Pipe Line Corporation, which he joined in 1981 as an attorney and served as corporate and senior attorney before being named Vice President in 1986 and Senior Vice President — Transportation and Customer Services in 1989. In October 2016, Mr. Skains became a director at Duke Energy Corporation, where he serves on its Regulatory Policy and Operations Committee and its Nuclear Oversight Committee. Mr. Skains has served as a director of BB&T Corporation since 2009, where he chairs its Executive Committee and serves on its Risk Committee, and where he previously chaired its Nominating and Corporate Governance Committee and its Risk Committee. Mr. Skains has also served as a director at BB&T Corporation’s subsidiary, Branch Banking and Trust Company, since 2013, where he chairs its Executive Committee and serves on and previously chaired its Risk Committee. Mr. Skains previously served on the Charlotte Chamber of Commerce Board of Directors and was Chairman in 2015. He also served on the boards of several industry and community organizations, including Gas Technology Institute, the American Gas Association (as Chairman in 2009), the Southern Gas Association (as Chairman in 2006) and the American Gas Foundation (a not-for-profit energy research group).

Qualifications

Mr. Skains has strong leadership and strategic management skills and provides the Board with a valuable perspective on the complexities, challenges and opportunities facing the natural gas industry. Mr. Skains brings to the Board extensive knowledge of the natural gas industry and is able to use his legal training and experience as a corporate energy attorney to provide insight on legal and regulatory compliance matters and contribute to corporate governance matters.

National Fuel Gas Company Board Committees

Compensation

Current Public Company Directorships

Duke Energy Corporation

BB&T Corporation

Former Public Company Directorships

Piedmont Natural Gas Company, Inc.

Education

Sam Houston State University, B.B.A.

University of Houston Law School, J.D.

Ronald J. Tanski	Age: 64	Director since: 2014

Mr. Tanski has been President and Chief Executive Officer of the Company since March 2013. Mr. Tanski served as President and Chief Operating Officer of the Company from July 2010 to

March 2013 and as Treasurer and Principal Financial Officer from April 2004 to July 2010. Mr. Tanski was President of National Fuel Gas Supply Corporation (1) from July 2008 to July 2010 and President of National Fuel Gas Distribution Corporation (1) from February 2006 to July 2008. He was previously Treasurer of those subsidiaries and of Empire Pipeline, Inc. and National Fuel Resources, Inc. (1), as well as Senior Vice President of National Fuel Gas Distribution Corporation (1). Mr. Tanski also served in management roles at Seneca Resources Corporation (1) and other Company subsidiaries, including Empire Exploration, Inc. (merged into Seneca) and Horizon Energy Development, Inc. (sold in 2010). He is a member of the Board of Directors of the Interstate Natural Gas Association of America (“INGAA”) and was INGAA Chairman in 2015. Mr. Tanski is a Director of the American Gas Association and a member of the Council on Accountancy at Canisius College. He also serves as Secretary on the Board of Managers of the Buffalo Museum of Science and as a member of the Executive Committee, and he is a Director of Invest Buffalo Niagara.

(1)	Wholly-owned subsidiary of the Company.

Qualifications

Mr. Tanski has been employed by the Company since 1979. Through his broad range of experience during his numerous leadership positions in both the regulated and non-regulated businesses, he gained hands-on, practical knowledge about virtually every aspect of the Company’s operations. Mr. Tanski’s role as CEO and substantial management experience with the Company’s subsidiaries, his detailed understanding of the Company’s integrated operations, and in particular, his financial background with the Company assist the Board with management of the Company’s operations. Mr. Tanski also has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

National Fuel Gas Company Board Committees

Executive

Financing

Education

State University of New York at Buffalo, B.A. in biology

State University of New York at Buffalo, MBA

State University of New York at Buffalo School of Law, J.D.

Directors Whose Terms Expire in 2019

David C. Carroll	Age: 60	Director Since: 2012

Mr. Carroll is the President and CEO of Gas Technology Institute (“GTI”), a position he has held since 2006. From 2001 through 2006, he served as the Vice President of Business Development for GTI. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. He is a Trustee of the American Gas Foundation, a member of the Governing Board of Stanford University’s Natural Gas Initiative, and a member of the Society of Gas Lighting. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013). In June 2015, Mr. Carroll became President of the International Gas Union as the United States prepares to host the 2018 World Gas Conference in Washington, D.C.

Qualifications

Mr. Carroll is a highly respected, nationally and internationally recognized leader in the research and development of natural gas technologies and market solutions. His multi-faceted knowledge of the natural gas industry brings economic, technological and leadership experience to the Board. Through his professional career, Mr. Carroll has developed expertise on unconventional gas production, transmission and distribution pipeline integrity and end use technologies as well as insight into market and industry developments and conditions. This unique combination of skills contributes to the Board’s oversight of our integrated natural gas operations. Mr. Carroll is heavily involved in both the domestic and international natural gas business communities, providing the Board with a broad perspective on emerging technical, regulatory and economic issues.

National Fuel Gas Company Board Committees

Executive

Nominating/Corporate Governance

Former Company Directorships

Versa Power Systems, Inc. (wholly-owned subsidiary of FuelCell Energy, Inc.), 2006-2012

Education

University of Pittsburgh, B.S. in chemical engineering

Lehigh University, MBA

Stanford University’s Graduate School of Business, Stanford Executive Program

Joseph N. Jaggers	Age: 63	Director since: 2015

Mr. Jaggers is President, Chief Executive Officer and Chairman of Jagged Peak Energy LLC (“Jagged Peak Energy”), a private company based in Denver, Colorado, focused on the development of its acreage position in the Delaware sub-basin of the Permian Basin. He is also President, Chief Executive Officer and Chairman of Jagged Peak Energy Inc., a corporation that has been formed to become a holding company for Jagged Peak Energy in connection with an anticipated initial public offering. Before forming Jagged Peak Energy in 2013, Mr. Jaggers served as President and Chief Executive Officer and as director of Ute Energy, LLC, from 2010 until its sale in 2012. From 2006 to 2010, he served as President and Chief Operating Officer of Bill Barrett Corporation. From 2001 to 2006, he was Vice President, Exploration & Production, for Williams Companies. Previously, he served as President and Chief Operating Officer of Barrett Resources, from 2000 until its sale to Williams in August 2001. From 1981 through 2000, he worked for BP Amoco in various domestic and international assignments of increasing responsibility culminating in executive oversight for the Northern North Sea, one of BP’s largest producing assets at the time. Mr. Jaggers is a past President of the Colorado Oil and Gas Association, past Executive Director of the Independent Producers Association of the Mountain State and an inductee into the Rocky Mountain Oil and Gas Hall of Fame.

Qualifications

With more than 30 years of experience in the oil and gas industry, including a long record of achieving production and reserve growth, Mr. Jaggers has familiarity with various market cycles and contributes to the Board’s oversight of our exploration and production business. Additionally, his substantial executive experience with large, public exploration and production companies combined with his extensive operational experience provides the Board with insight in assessing various risks that may affect oil and gas operations at the Company. As a sitting CEO and Chairman of an exploration and production company, Mr. Jaggers adds significant operational depth to the Board as well as an understanding of effective resource development. These attributes will assist the Board in its oversight of development of the Company’s various oil and gas assets.

National Fuel Gas Company Board Committees

Audit

Compensation

Former Public Company Directorships

Bill Barrett Corporation, 2006-2010

Mission Resources Corporation, 2003-2005

Education

United States Military Academy at West Point, B.S.

David F. Smith	Age: 63	Director Since: 2007

Mr. Smith has been Chairman of the Board of the Company since March 2010 (from March 2013 through March 2014 he served as Executive Chairman of the Board). He also served as Chief Executive Officer of the Company from February 2008 until March 2013; as President of the Company from February 2006 through June 2010; as Chief Operating Officer of the Company from February 2006 to February 2008; and as Vice President of the Company from April 2005 to February 2006. Mr. Smith was Chairman of National Fuel Gas Distribution Corporation (1), National Fuel Gas Supply Corporation (1), Empire Pipeline, Inc. (1) and Seneca Resources Corporation (1) from April of 2008 until March of 2013. He was also previously President from April 2005 to July 2008 and Senior Vice President from June 2000 to April 2005 of National Fuel Gas Supply Corporation (1), and President from July 1999 to April 2005 and Senior Vice President from January 1993 to July 1999 of National Fuel Gas Distribution Corporation (1). Mr. Smith was also President of Empire State Pipeline (1) from April 2005 through July 2008, and President or Chairman of various non-regulated subsidiaries of the Company. He is a Board member of Gas Technology Institute (Executive Committee and Audit Committee), Emeritus Board member of the State University of New York at Buffalo Law School Dean’s Advisory Council, a former director of the American Gas Association and former Chairman of the Board of Directors of the Business Council of New York State.

(1)	Wholly-owned subsidiary of the Company.

Qualifications

Mr. Smith brings to the Board significant industry and Company expertise and leadership experience. His 36 year tenure with the Company and time in key leadership positions within all of the Company’s business segments has resulted in significant knowledge of the Company’s history and strategies during its substantial growth from a regional utility to a much larger diversified energy company. He also brings a long and active participation in industry groups that identify and address important issues facing the Company and has well-established relationships of trust with other industry leaders. In addition, Mr. Smith has deep ties to businesses and civic organizations in Western New York (the location of the Company’s corporate headquarters and most of its business units). His experience as an active participant during decades of regulatory evolution at the state and federal levels provides valuable perspective and insight into the political and regulatory trends impacting a significant portion of the Company’s business.

National Fuel Gas Company Board Committees

Executive, Chair

Financing

Education

State University of New York at Fredonia, B.A in political science

State University of New York at Buffalo School of Law, J.D.

Directors Whose Terms Expire in 2018

Philip C. Ackerman	Age: 73	Director since: 1994

Mr. Ackerman was Chief Executive Officer of the Company from October 2001 to February 2008, Chairman of the Board of the Company from January 2002 to March 2010 and President of the Company from July 1999 to February 2006. Mr. Ackerman also served as the Company’s Principal Financial Officer from 1981 to 2001. He was also President of National Fuel Gas Distribution Corporation (1) from October 1995 to July 1999 and Executive Vice President from June 1989 to October 1995, Executive Vice President of National Fuel Gas Supply Corporation (1) from October 1994 to March 2002, President of Seneca Resources Corporation (1) from June 1989 to October 1996, President of Horizon Energy Development, Inc. (1) from September 1995 to March 2008 and President of certain other non-regulated subsidiaries of the Company from prior to 1992 to March 2008. He is a past Director of the Business Council of New York State, prior Chairman of the Erie County Industrial Development Agency and current member of the Board of Managers of the Buffalo Society of Natural Sciences. Mr. Ackerman is formerly a Director of Associated Electric and Gas Insurance Services Limited, a mutual insurance company that provides insurance coverage and related risk management services to the utility and energy industries.

(1)	Wholly-owned subsidiary of the Company.

Qualifications

Mr. Ackerman’s more than 40 years’ involvement with the Company, including his experience as President (or Executive Vice President) of all of the Company’s major subsidiaries and as the Principal Financial Officer of the Company, provides the Board with an in-depth strategic perspective on the Company, as well as an understanding of the Company’s financials. During his tenure with the Company Mr. Ackerman increased its presence in all phases of the energy business; National Fuel grew from a regional utility company with $300 million in assets to a fully integrated energy company with over $5.1 billion in assets. Mr. Ackerman’s experience as a Director of Associated Electric and Gas Insurance Services Limited provides the Board with a useful perspective on risks and management of risk in the natural gas industry. Mr. Ackerman is a significant and long-standing retail stockholder, which provides the Board the perspective of the Company’s retail stockholders, who represent a significant portion of the Company’s stockholder ownership.

National Fuel Gas Company Board Committees

Executive

Financing, Chair

Education

State University of New York at Buffalo, B.S. in accounting

Harvard University Law School, J.D.

Stephen E. Ewing	Age: 72	Director Since: 2007

Mr. Ewing served as Vice Chairman of DTE Energy Company (“DTE”), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide, from November 2005 to December 2006. Two of DTE’s subsidiaries are DTE Electric Company (formerly known as Detroit Edison), one of the nation’s largest electric utilities, and DTE Gas Company (formerly known as Michigan Consolidated Gas Company, or “MichCon”), one of the nation’s largest natural gas local distribution companies. Mr. Ewing also had responsibility for DTE’s exploration and production subsidiary, DTE Gas Resources, with operations in the Antrim and Barnett Shale. He was also, at various times, Group President of the Gas Division at DTE, President and Chief Operating Officer of MCN Energy Group, Inc. (the then parent of MichCon and a company which had utility, pipeline and storage, and exploration and production businesses) and President and Chief Executive Officer of MichCon, until it was acquired by DTE. He was also Chairman of the Board of Directors of the American Gas Association for 2006, a member of the National Petroleum Council, and Chairman of the Midwest Gas Association and the Natural Gas Vehicle Coalition. He is a past Trustee and past Chairman of the Board of The Skillman Foundation, a not-for-profit foundation focused on providing education for low-income children, immediate past Chairman of the Auto Club of Michigan and immediate past Chairman of the Board of the Auto Club Group (“AAA”).

Qualifications

With his extensive background in executive management at energy companies with regulated businesses, Mr. Ewing provides valuable perspective on the Company’s operations. Through his senior leadership positions at MichCon, MCN Energy and, ultimately, DTE, he has expertise in managing pipeline and utility northern U.S. natural gas operations. This experience, coupled with his oversight of DTE’s exploration and production subsidiary’s operations in the Antrim and Barnett Shale, provides the Board with significant insight into the Company’s integrated operations. In addition, his current position as a director of another northern energy company, CMS Energy, provides a current perspective on natural gas regulation. Mr. Ewing is the Company’s Lead Independent Director.

National Fuel Gas Company Board Committees

Audit

Compensation, Chair

Financing

Current Public Company Directorships

CMS Energy Corporation

Education

DePauw University, B.A.

Michigan State University, MBA

Harvard Advanced Management Program

Craig G. Matthews	Age: 74	Director Since: 2005

Mr. Matthews served, from February 2004 to December 2004, as President, Chief Executive Officer and Director of NUI Corporation, a diversified energy company acquired by AGL Resources Inc. on November 30, 2004. From March 2001 to March 2002, he was Vice Chairman and Chief Operating Officer of KeySpan Corporation (“KeySpan”, previously Brooklyn Union Gas Co.) a natural gas utility company. Mr. Matthews held numerous additional positions over a 36 year career at KeySpan, including Executive Vice President, Chief Financial Officer and President. Mr. Matthews is a member and former Chairman of the Board of Trustees, Polytechnic Institute of New York University. He is a member and founding Chairman of the New Jersey Salvation Army Advisory Board and a member of the National Salvation Army Advisory Board. He is also a Trustee of Odyssey Networks, a faith-based organization.

Qualifications

Mr. Matthews brings to the Board significant expertise in the energy industry, including executive, managerial and financial experience, having spent over 37 years with KeySpan and NUI Corporation. His background is broad, having had responsibility for marketing, information systems, engineering, finance and strategic planning. His experience in applying accounting principles and developing financial strategy at energy companies make him a valuable asset and highly qualified for his service as Chairman of the Company’s Audit Committee. As further described below, Mr. Matthews qualifies as an “Audit Committee Financial Expert” under the Securities and Exchange Commission Rules.

National Fuel Gas Company Board Committees

Audit, Chair

Compensation

Executive

Financing

Former Public Company Directorships

NUI Corporation

KeySpan Corporation

Houston Exploration Company (formerly a subsidiary of KeySpan Corporation)

Hess Corporation (formerly Amerada Hess Corporation), 2002-2013

Staten Island Bancorp, Inc.

Other Former Company Directorships

Republic Financial Corporation, 2007-2015

Education

Rutgers University, B.S. in civil engineering

Brooklyn Polytechnic University, M.S. in industrial management

NYU/POLY, Doctor of Engineering (Honorary)

Annual Meeting Attendance

Last year, all directors then serving attended the 2016 Annual Meeting, and all directors are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Ackerman, Carroll, Ewing, Jaggers, Matthews, Ranich, Shaw and Skains are independent, that Mr. Smith is not independent due to his past employment relationship with the Company, which concluded March 31, 2014, and that Mr. Tanski is not independent due to his current employment relationship with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. Former director Ronald W. Jibson, whose Board service ended June 9, 2016, had been determined by the Board to be independent.

Board Leadership Structure

In March 2016, the Board of Directors re-elected Mr. Smith as Chairman of the Board and re-elected Mr. Tanski as President and Chief Executive Officer. The Board believes that Mr. Smith’s role as Chairman and Mr. Tanski’s position as Chief Executive Officer, since March 2013, is an effective leadership model given Mr. Smith’s past experience in the role of CEO and his experience as Chairman of the Board and Mr. Tanski’s experience as CEO. The Board believes this is the optimal leadership structure at this time and reviews and considers this structure at least annually. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be filled by the CEO who serves on the Board. At times in the past the roles have been separate and at other times they have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

Non-management directors meet at regularly scheduled executive sessions without management. In addition, the independent directors met once during fiscal 2016, in accordance with NYSE listing requirements. The session was chaired by Stephen E. Ewing, as Lead Independent Director. The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Independent Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuelgas.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members. In recent years, National Fuel’s Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, has pursued qualified potential candidates to stand for election to the Board, with a particular focus on candidates who would increase gender diversity. In June 2016, Ms. Rebecca Ranich joined the Board. The Board also believes it noteworthy that there is no lack of progress for women at National Fuel’s top corporate levels, as three of the Company’s eight executive officers are women. These officers hold the following important policy-making positions: Controller and Principal Accounting Officer; Senior Vice President and General Counsel (our chief legal officer) who also serves as the Company’s Corporate Secretary and Compliance Officer; and the Vice President of Business Development, who oversees many of the company’s non-exploration and production development plans.

Meetings of the Board of Directors and Standing Committees

In fiscal 2016, there were eight meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held four meetings. During fiscal 2016, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

The table below shows the number of meetings conducted in fiscal 2016 and the directors who serve or did serve during fiscal 2016 on these committees. As previously announced, Mr. Ronald W. Jibson resigned from the Board on June 9, 2016, due to a then-pending change in his professional responsibilities in connection with the merger of Questar Corporation with a subsidiary of Dominion Resources, Inc.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
Philip C. Ackerman			X
David C. Carroll			X	X
Stephen E. Ewing	X	X (Chair)
Joseph N. Jaggers	X	X		X
Ronald W. Jibson		X		X*
Craig G. Matthews	X (Chair)	X	X
Rebecca Ranich				X
Jeffrey W. Shaw	X			X (Chair)*
David F. Smith			X (Chair)
Ronald J. Tanski			X

Number of Meetings in Fiscal 2016	9	5	0	4

*	Mr. Jibson stepped down as Chair on June 9, 2016 and was succeeded by Mr. Shaw.

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2016 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A), to review the Company’s enterprise risk management program and to prepare a report of the Committee’s findings and recommendations to the Board of Directors. The members of the Committee are independent as independence for audit committee members is defined in NYSE listing standards and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has two audit committee financial experts (as defined by SEC regulations) serving on its Audit Committee, namely Messrs. Matthews and Shaw, who are independent directors.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2016 had a Quality Assessment performed by the Institute of Internal Auditors (the “IIA”) that concluded that the Company’s Audit Services Department conducts its audits in accordance with the IIA’s International Standards for the Professional Practice of Internal Auditing (the “Standards”). The Standards state that an external Quality Assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuelgas.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held five meetings during fiscal 2016, in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the Company’s 2010 Equity Compensation Plan, the 2012 Annual At Risk Compensation Incentive Program (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the Committee are independent as independence is defined in NYSE listing standards. The members of the Committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in Federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The Compensation Committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The Compensation Committee may form subcommittees and delegate to those subcommittees such authority as the Committee deems appropriate, other than authority required to be exercised by the Committee as a whole. The Compensation Committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, and the At Risk Plan, and approves performance conditions and target incentives for executive officers who are participants in the EACIP. As described more fully in the Compensation Discussion and Analysis, the Compensation Committee retained Hay Group (a unit of Korn/Ferry International) and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the Committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices. The Committee then approves executive compensation as it deems appropriate. The Compensation Committee has assessed the independence of the compensation consultants under NYSE listing standards and has determined their work presents no conflicts of interest under SEC regulations.

Executive

The Executive Committee did not meet during fiscal 2016. The Committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A.§ 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The Committee makes recommendations to the full Board on nominees for the position of director. The Committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The Committee held four meetings during fiscal 2016. Stockholders may recommend individuals to the Committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In general, the Nominating/Corporate Governance Committee’s charter provides for the Committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the Committee is available to stockholders on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuelgas.com. Appendix B also addresses the qualifications and skills the Committee believes are necessary in a director, and the Committee’s consideration of stockholder recommendations for director. Pursuant to the Corporate Governance

Guidelines, stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 22, 2017 in order to be eligible for consideration in connection with the 2018 Annual Meeting of Stockholders.

Under the process for selecting new Board candidates, the Chairman and the Chief Executive Officer and the Committee discuss the need to add a new Board member or to fill a vacancy on the Board. The Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines.

Method of Evaluating Board and Committee Effectiveness

Annually, the Board and each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee take part in a self-evaluation process to determine their effectiveness and opportunities for improvement. Questionnaires are provided to each director soliciting comments with respect to dynamics of the full Board and each of the above committees, on which the director serves, as well as director performance and adequacy of Board materials. The confidential responses are summarized for Board and committee review. Board members are requested to report dissatisfaction with individual performance to the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee. At a Board and Nominating/Corporate Governance Committee meeting, time is allocated to discuss the summary and review any comments or inadequacies.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Company has an enterprise risk management program developed by senior management and the Board and overseen by the CEO. Under this program, major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risks. At each quarterly meeting of the Audit Committee, to which all Directors are invited and typically attend, the major risks and associated mitigative measures are reviewed. At each Board meeting, a specific presentation is made regarding one or two specific areas of risk. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board.

Related Person Transactions

The Company had no related person transactions in fiscal 2016. The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code of Conduct provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code of Conduct would include but not be limited to related person transactions. The Audit Committee administers the Code of Conduct as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that it considers to be in, or not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Directors’ Compensation

The 2009 Non-Employee Director Equity Compensation Plan was approved at the 2009 Annual Meeting of Stockholders, amended and restated December 8, 2015, and reapproved at the 2016 Annual Meeting of Stockholders (“Director Equity Compensation Plan”). This plan provides for the issuance of shares on a quarterly basis to non-employee directors in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

In fiscal 2016, non-employee directors, with the exception of the Chairman of the Board, were paid an annual retainer of $54,800 plus 2,400 shares of Common Stock. The directors received this annual retainer in quarterly payments of $13,700 and 600 shares of stock. Payments were pro-rated for any quarter in which a director began service or was scheduled in advance to retire. Common Stock issued to non-employee directors under the Director Equity Compensation Plan is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company, except that transferability restrictions lapse upon the death of the recipient.

The Company does not pay non-employee directors a per-meeting fee for meetings of the Board, except that each non-employee director receives a fee of $1,800 for attendance at any meeting of the Board in excess of six meetings per year. Fees paid to non-employee directors for each committee meeting are $1,800. The Lead Independent Director (Mr. Ewing) was paid an additional annual retainer of $15,000, and the Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committees (Messrs. Matthews, Ewing and Shaw, respectively) were each paid an additional annual retainer of $15,000.

For part of fiscal 2016, in place of the above-described director compensation, Mr. Smith, as Chairman of the Board of Directors, received director compensation under a Director Services Agreement (as amended, the “Agreement”). In particular, from October 1, 2015 through the date of expiration of the Agreement, March 10, 2016, Mr. Smith received compensation under the Agreement at a rate of $400,000 per year. Since expiration of the Agreement, Mr. Smith has received the same compensation made available to other non-employee directors of the Company, provided that Mr. Smith receives an additional retainer of $20,000 on the first business day of each quarter that he serves as Chairman.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 2,000 shares of Common Stock at the end of the first year of service as a director, at least 4,000 shares at the end of the second year of service and at least 6,000 shares at the end of the third year of service. All directors are in compliance with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2016:

DIRECTOR COMPENSATION TABLE — FISCAL 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Philip C. Ackerman	58,400	119,832	None	None	N/A	10	178,242
David C. Carroll	65,600	119,832	None	None	N/A	10	185,442
Stephen E. Ewing	113,600	119,832	None	None	N/A	10	233,442
Joseph N. Jaggers	76,400	119,832	None	None	N/A	10	196,242
Ronald W. Jibson(4)	53,700	85,692	None	None	N/A	8	139,400
Craig G. Matthews	98,600	119,832	None	None	N/A	10	218,442
Rebecca Ranich	16,554	36,672	None	None	N/A	3	53,229
Jeffrey W. Shaw	96,800	119,832	None	None	N/A	10	216,642
David F. Smith	252,074	70,981	None	None	N/A	10	323,065

(1)

Except for Mr. Smith, represents the portion of the annual retainer paid in cash, plus meeting fees, plus an additional annual retainer for service as a committee Chairman, and as Lead Independent Director, as applicable. For Mr. Smith, represents the fee paid under his Director Services Agreement prior to its expiration, plus, after such expiration, the portion of the annual retainer paid in cash, plus an additional annual retainer for service as Chairman of the Board.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Equity Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant values of the Stock Awards) were as follows: $50.235 for October 1, 2015 (stock in total valued at $30,141); $42.595 for January 4, 2016 (stock in total valued at $25,557); $49.615 for March 16, 2016 (stock in total valued at $6,847 for pro-rated grant to Mr. Smith); $49.99 for April 1, 2016 (stock in total valued at $29,994); $55.045 for June 29, 2016 (stock in total valued at $2,532 for pro-rated grant to Ms. Ranich); and $56.90 for July 1, 2016 (stock in total valued at $34,140). In accordance with the terms of the Director Equity Compensation Plan, Mr. Smith and Ms. Ranich received a pro-rated portion of the payment for the quarter ended March 31, 2016 and June 30, 2016, respectively. As of September 30, 2016, the aggregate shares paid for all years of director service under director compensation plans to directors Ackerman, Carroll, Ewing, Jaggers, Jibson, Matthews, Ranich, Shaw and Smith are 13,289, 9,469, 17,346, 3,132, 5,316, 19,741, 646, 5,916 and 1,338, respectively.

(3)

Represents premiums paid on a blanket travel insurance policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

(4)	Mr. Jibson resigned from the Board on June 9, 2016.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2016, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2016. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2015	2016
Audit Fees(1)	$2,279,200	$2,130,500
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$19,300	$21,000
Tax compliance(4)	$81,800	$54,158
All Other Fees(5)	$55,989	$3,589

TOTAL	$2,436,289	$2,209,247

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal, state and foreign tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include consulting fees and the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The Committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the Committee and, in his absence, another specified member of the Committee are authorized to pre-approve any audit or non-audit service on behalf of the Committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2016, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimis exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of four directors who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee Chairman, Craig G. Matthews, and member Jeffrey W. Shaw each qualify as an “audit committee financial expert” as defined by the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, last amended June 9, 2016, a copy of which is available on the Company’s website at http://investor.nationalfuelgas.com/for-investors/corporate-governance/committee-charters/default.aspx#mem.

The Audit Committee reviews the integrity of the Company’s financial statements and oversees the scope of work of the Audit Services Department. That scope includes reviewing the accuracy, reliability and integrity of financial and operational information and the means used to identify, measure, classify and report such information. The Audit Committee also directly appoints, retains, compensates, evaluates, terminates and oversees the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm must report directly to the Audit Committee. In addition to those responsibilities, with respect to the independent auditor, the Audit Committee:

•	reviews and evaluates the annual engagement letter, including the independent auditor’s proposed fees;

•	reviews, evaluates and monitors the annual audit plan and its progression, including the timing and scope of audit activities;

•

annually reviews and evaluates the qualifications, performance and independence of the independent auditor, including the lead partner, and ensures that the lead partner and any other audit partners are rotated at appropriate intervals in compliance with applicable laws, rules and regulations;

•

reviews and evaluates the independent auditor report describing internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or outside inquiry or investigation; and

•

reviews the independent auditor report describing all relationships between the independent auditor and the Company, including a list of the fees billed for each category, in order to assess the independent auditor’s independence.

Management is responsible for the Company’s consolidated financial statements and for establishing, maintaining, and assessing internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2016 with management. The Audit Committee has also reviewed with management its evaluation of the structure and effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s level of fees and provision of non-audit services to the Company and its affiliates are compatible with PricewaterhouseCoopers LLP’s independence and has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2016 for filing with the SEC.

AUDIT COMMITTEE

CRAIG G. MATTHEWS, Chairman

STEPHEN E. EWING

JOSEPH N. JAGGERS

JEFFREY W. SHAW

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Fiscal 2016 Summary Compensation Table, and for all directors and executive officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock appreciation rights (“SARs”) but has not done so. Security holdings are as of November 30, 2016.

Name of Beneficial Owner	Exercisable SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

Philip C. Ackerman	0	0	0	0	937,186	(7)	1.10%

David P. Bauer	4,294	0	6,827	0	13,922		*

Matthew D. Cabell	0	0	0	0	18,929		*

Carl M. Carlotti	2,859	128	13,931	0	50,576		*

David C. Carroll	0	0	0	0	10,744		*

Stephen E. Ewing	0	0	0	0	21,146		*

Joseph N. Jaggers	0	0	0	0	4,232		*

Craig G. Matthews	0	0	0	0	30,295		*

John P. McGinnis	3,858	0	6,404	20,000	41,874		*

John R. Pustulka	13,534	3,755	19,221	0	53,077		*

Rebecca Ranich	0	0	0	0	1,346		*

Jeffrey W. Shaw	0	0	0	0	6,616		*

Thomas E. Skains	0	0	0	0	100		*

David F. Smith	93,254	1,866	17,822	0	236,243	(8)	*

Ronald J. Tanski	48,021	2,942	23,244	0	303,714	(9)	*

Directors and Executive Officers as a Group (17 Total)	190,434	8,915	125,774	20,000	1,852,028		2.57%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

This column lists shares with respect to which each of the named individuals, and all directors and executive officers as a group (17 individuals), have the right to acquire beneficial ownership within 60 days of November 30, 2016, through the exercise of SARs granted under the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. The shares included in this column for exercisable SARs equal the number of shares the officer would have received by exercising those SARs on November 30, 2016, when the fair market value was $56.99 per share. Until exercised, SARs have no voting power. The fair market value is the average of the high and low stock price on a specified date.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of November 30, 2016. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) SARs and shares shown on this table, expressed as a percentage of the Company’s outstanding shares and that individual’s (or individuals’) exercisable SARs.

(7)

Includes 1,000 shares held by Mr. Ackerman’s wife in a trust originally established for the benefit of her mother; 8,991 shares held by Mr. Ackerman’s wife as trustee for her sister; 68,250 shares also held in trust, as to which shares Mr. Ackerman disclaims beneficial ownership; 580,580 shares held in five Grantor Retained Annuity Trusts (shares of 37,616, 49,714, 93,250, 200,000 and 200,000, respectively), as to which shares Mr. Ackerman disclaims beneficial ownership; and 220 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(8)	Includes 51,902 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(9)	Includes 614 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 9, 2017, the Company knows of no one who beneficially owns in excess of 5% of the Common Stock, which is the only class of Company stock outstanding, except as set forth in the table below.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans(1)	Shares Otherwise Beneficially Held		Percent of Class(2)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,335,667	6,046,654	(3)	11.00%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A	6,618,285	(4)	7.76%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	N/A	5,978,862	(5)	7.01%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A	5,766,747	(6)	6.76%

(1)

This column lists the shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 3,335,667 shares on behalf of the plans as of January 9, 2017, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the trustee in the same proportion as the shares of Common Stock for which the trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(2)	This column lists the sum of the shares shown on this table, expressed as a percentage of the Company’s outstanding shares at January 9, 2017.

(3)

The number of shares is derived from Amendment No. 3 to Schedule 13G filed on February 10, 2016 by The Vanguard Group. The filing states that The Vanguard Group has sole voting power with respect to 59,642 shares of Common Stock, shared voting power with respect to 3,800 shares of Common Stock, sole dispositive power with respect to 5,987,512 shares of Common Stock, and shared dispositive power with respect to 59,142 shares of Common Stock.

(4)

The number of shares is derived from Amendment No. 10 to Schedule 13D filed on November 28, 2016 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli & Company Investment Advisers, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., MJG-IV Limited Partnership, GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc., and Mario J. Gabelli.

(5)

The number of shares is derived from Amendment No. 3 to Schedule 13G filed on January 27, 2016 by BlackRock, Inc. The filing states that BlackRock has sole voting power with respect to 5,685,509 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 5,978,862 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

(6)

The number of shares is derived from Schedule 13G filed on February 16, 2016 by State Street Corporation. The filing states that State Street has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 5,766,747 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 5,766,747 shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2016

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,745,607	(1)	$48.09	(2)	2,819,709	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	2,745,607		$48.09		2,819,709

(1)

The securities listed in column (a) include 876,468 shares of Common Stock which would be issued under performance-based awards outstanding at September 30, 2016 if the maximum level of performance is achieved under those awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued. In fact, although performance share awards granted in fiscal 2014 with a performance goal related to relative total return on capital were outstanding at September 30, 2016, none of the 86,968 shares related to those awards will be issued, as the performance condition associated with those awards will not be achieved at a level high enough to trigger payment of the awards.

(2)	The weighted-average exercise price in column (b) takes into account outstanding stock options and stock appreciation rights. It does not take into account outstanding RSUs or performance shares.

(3)

Of the securities listed in column (c), 105,704 were available at September 30, 2016 for issuance pursuant to the Company’s 2009 Non-Employee Director Equity Compensation Plan and 2,714,005 were available for future issuance under the 2010 Equity Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

COMPENSATION COMMITTEE

S. E. EWING, Chairman

J. N. JAGGERS

C. G. MATTHEWS

T. E. SKAINS

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. In fiscal 2013 and fiscal 2014, the Compensation Committee reviewed and revised certain aspects of the compensation program to incorporate feedback from stockholders. The Compensation Committee continued to employ the Company’s revised compensation program in fiscal 2015 and, with slight modification, in fiscal 2016.

The Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. The Committee retained two compensation consultants, Hay Group (“Hay,” a unit of Korn/Ferry International) and Meridian Compensation Partners, LLC (“Meridian”), to assist it in setting and monitoring the program. Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2016 Say-on-Pay Vote and Stockholder Engagement

The 2016 Say-on-Pay advisory vote yielded a result of approximately 96% of votes cast in support of the compensation of the Company’s named executive officers. The Board considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. As in prior years, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various viewpoints.

Changes to the Compensation Program Since Fiscal 2013

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the Company amended the compensation program to incorporate the following:

•

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. The performance condition associated with the RSUs granted in fiscal 2013 was not achieved at a level high enough to trigger payment of that award.

During fiscal 2014, the Company further revised the mix of LTI awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and, as a retention tool, one-third time-vested RSUs (vesting ratably over a three-year period). The applicable return on capital performance condition associated with one of the performance share awards granted in fiscal 2014 will not be achieved at a level high enough to trigger payment of that award. This award represents $741,411 of the CEO’s 2014 compensation reflected in the Fiscal 2016 Summary Compensation Table under the “Stock Awards” column. Performance shares granted since fiscal 2014 will similarly be forfeited if applicable performance conditions are not met.

In fiscal 2015 the Company retained the mix of LTI awards that it established in fiscal 2014 (two-thirds performance shares and one-third time-vested RSUs). For fiscal 2016, the Company revised the mix of LTI awards for certain named executive officers. In particular, for Messrs. Tanski, Pustulka, Carlotti and Cabell, the Compensation Committee granted the LTI award entirely in the form of performance shares, split between two distinct relative performance metrics measured over three years against a peer group. The Compensation Committee made this modification so as to further focus attention on the achievement of performance targets. For Messrs. Bauer and McGinnis, the Compensation Committee retained the mix of awards at two-thirds performance shares and one-third time-vested RSUs as an additional retention tool.

•

Adoption of Relative Performance Conditions — As noted above, for fiscal 2014 and fiscal 2015, the Compensation Committee devoted two-thirds of the LTI award to performance shares. For fiscal 2016, depending on the particular executive, the Committee devoted either the entire LTI award or two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: three-year total shareholder return (“TSR”) and three-year total return on capital (“ROC”), each relative to the Hay peer group.

•	The CEO is Required to Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 19 times his base salary as of November 30, 2016.

The Board and management consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue engagement in the future.

Total Shareholder Return

The Company’s one-year TSR was 11.7% for fiscal 2016. Average one-year TSR among the Company and its Hay peer group was 14.4%. The Company’s one-year, three-year and five-year TSR for the periods ended upon the completion of fiscal 2016 were at the 15th, 54th and 31st percentile, respectively, of the Hay peer group.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is Hay’s comparison of fiscal 2015 total direct compensation for the Company’s CEO, Mr. Tanski, against that of CEOs in our Hay peer group. The total direct compensation of the Company’s CEO for fiscal 2015, shown in the table below, is at the median of our peers.

Fiscal 2015 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to compare 2016 compensation against the peer group because almost three quarters of the group maintains a fiscal year based on the calendar year, and will therefore not report 2016 compensation until months after this proxy statement is filed.

CEO & President

Compared to CEO proxy data for fiscal year 2015

				Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/15 (millions)	Actual	Target
AGL Resources, Inc.	Chairman & CEO	$3,941	$7,329	$7,654,953	$6,771,369
Atmos Energy Corp.	President & CEO	$4,142	$5,898	$4,132,592	$3,769,362
Cabot Oil & Gas Corp.	Chairman, CEO & President	$1,357	$9,046	$8,710,693	$8,598,193
Energen Corp.	Chairman, President & CEO	$763	$3,929	$7,799,718	$7,356,304
EQT Corp.	Chairman & CEO	$2,340	$9,871	$10,712,635	$9,462,635
MDU Resources Group, Inc.	President & CEO	$4,192	$3,355	$2,518,737	$2,896,992
New Jersey Resources Corp.	Chairman, CEO & President	$2,734	$2,595	$4,706,350	$4,376,475
Questar Corp.	President, CEO & Chairman	$1,135	$3,411	$3,412,753	$3,383,837
Range Resources Corp.	Chairman, President & CEO	$1,597	$5,440	$9,691,463	$9,346,007
SM Energy Co.	President & CEO	$1,514	$2,177	$4,569,745	$4,594,476
Southwest Gas Corp.	President & CEO	$2,464	$2,744	$1,601,965	$1,633,843
UGI Corp.	President & CEO	$6,691	$6,016	$6,129,475	$5,874,390
Ultra Petroleum Corp.	Chairman, CEO & President	$839	$979	$3,020,000	$2,620,000
WGL Holdings, Inc.	Chairman & CEO	$2,660	$2,868	$3,680,891	$3,435,291
Whiting Petroleum Corp.	Chairman, President & CEO	$2,109	$3,117	$8,995,000	$9,495,000
Summary Statistics
75th Percentile		$3,337	$5,957	$8,255,206	$7,977,249
Average		$2,565	$4,585	$5,822,465	$5,574,278
Median		$2,340	$3,411	$4,706,350	$4,594,476
25th Percentile		$1,436	$2,806	$3,546,822	$3,409,564
National Fuel Gas Co.	CEO & President	$1,761	$4,227	$4,706,878	$4,358,901
Percentile Rank		38%	59%	50%	43%

NOTES:
-	Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)
-	AGL Resources completed its merger with Southern Company in July 2016.
-	Questar became a wholly-owned subsidiary of Dominion Resources in September 2016.
-	Ultra Petroleum filed for bankruptcy in April 2016.

© 2016 Korn Ferry. All rights reserved

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. The Company provides a total compensation program established by the Compensation Committee based on its business judgment after consultation with its compensation consultants. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2016
Base Salary

•        Provide a fixed level of pay in recognition of day-to-day job performance.

•        Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•        Targeted range of the 50th to 75th percentile of peer median provided by independent compensation consultants.

•        Adjustments are made based on Compensation Committee members’ business judgment.

•        Overall corporate performance is a factor for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement on, near-term financial, operating and individual goals.	• Target awards are set as a percentage of base salary.

Long-Term Equity Incentive Compensation

•        Focus attention on managing the Company from a long-term investor’s perspective to create long-term stockholder value.

•        Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•        Reward executives for longer-term performance of the Company relative to an industry peer group.

•        Long-term compensation denominated in equity.

•        For Messrs. Tanski, Pustulka, Carlotti and Cabell, entire LTI award granted as performance shares.

•        For Messrs. Bauer and McGinnis, two-thirds of LTI award granted as performance shares, one-third as time-based RSUs.

•        Performance shares split between two distinct performance conditions — three-year TSR and three-year ROC.

•        Performance conditions are objective and measured relative to a recognized peer group.

Executive Health, Welfare, and Retirement Benefits	• Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.	• Retirement benefits consisting of: 1. a qualified defined contribution plan (401(k)); 2. a qualified non-contributory defined contribution plan

Compensation Component	Objectives	Key Features in 2016

•        Help the Company attract and retain high-caliber employees in high-level management positions.

•        Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

(Retirement Savings Account or “RSA”) or qualified defined benefit plan (depending on year of hire); and 3. a non-qualified executive retirement plan and/or non-qualified tophat plan.

Change in Control Arrangements

•        Help assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a Change in Control.

•        Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•        No tax gross-up on payment.

•        Lump sum severance payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

Risk Assessment

The Board conducted a risk assessment of the Company’s compensation programs during fiscal 2016. Based on the assessment, the Board concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Committee comprised three directors during fiscal 2016. The Board added a fourth director, Mr. Skains, to the Committee in December 2016. All members of the Committee have been determined by the Board to be independent. The Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

Cash Compensation Plans

Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”)

•	Executive Annual Cash Incentive Program (the “EACIP”)

Equity Compensation Plans

Long-Term

•	2010 Equity Compensation Plan

In addition, the Committee makes recommendations to the Board with respect to the development of incentive compensation plans and equity-based plans and changes in compensation for non-employee directors.

As described below, the Committee retained the services of independent compensation consultants to assist the Committee in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Committee have vast experience in the energy industry and/or as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Committee has garnered extensive knowledge regarding the establishment of a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Committee uses its subjective business judgment developed through its years of experience.

Role of the Chief Executive Officer

In making its subjective determinations with respect to named executive officers other than Mr. Tanski, the Committee discusses the information it receives from its compensation consultants with Mr. Tanski and seeks his recommendation as to the appropriate base salaries and target short-term and long-term incentive awards for each of these officers, based on Hay and Meridian recommendations and his assessment of their performance, contributions and abilities. Mr. Tanski also provides input to the Committee’s compensation consultants with regard to the responsibilities of the Company’s officers, to facilitate the consultants’ recommendations and comparisons of such officers and their positions to other positions in the marketplace. Mr. Tanski made no recommendations with regard to his own compensation.

Independent Compensation Consultants

The Compensation Committee utilizes recommendations of compensation consultants in exercising its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Committee retained the services of two independent compensation consultants, Hay and Meridian, to assist in setting and monitoring executive compensation: Meridian to benchmark compensation at the Company’s exploration and production business and Hay to benchmark compensation at its other businesses.

Determining Our Peers

Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include utility companies without a presence in the broader natural gas industry. The Company’s assets span the entire natural gas supply chain and include exploration and production (“E&P”), pipeline and storage, midstream, and natural gas utility operations. For compensation and performance comparisons, the Committee utilizes two separate peer groups. The Hay peer group is the primary peer group against which the Compensation Committee generally benchmarks named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives that oversee it. Both peer groups may change over time due to corporate transactions or as the Committee believes is warranted based on its business judgment. The Committee believes that the peer groups selected with the guidance of Hay and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of establishing 2016 compensation, the Compensation Committee reviewed the Hay peer group listed below. In addition, the Committee utilized the Hay peer group for purposes of setting relative performance conditions on LTI awards of performance shares.

Hay Group

Hay assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Hay provides job evaluation to a wide range of companies through detailed position analysis based on proprietary information from multiple parent organizations and business units. Hay provides similar analysis for supervisory positions in the Company’s regulated subsidiaries. Hay’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

In fiscal 2016, for Company officers, and officers employed by affiliate companies other than Seneca, Hay provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Hay’s proprietary databases:

1)	Base Salary

2)	Total Cash Compensation (base salary plus short-term cash incentive)

3)	Total Direct Compensation (base salary plus short-term cash incentive plus long-term equity incentive)

Hay also made recommendations on incentive compensation target amounts to the Committee for:

1)	Short-Term Cash Incentive

2)	Long-Term Equity Incentive

Additionally, Hay provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for the offices of President and CEO of the Company, Treasurer and Principal Financial Officer of the Company, President of National Fuel Gas Distribution Corporation, and President of National Fuel Gas Supply Corporation, based on 2015 proxy data for the Company and the 15 energy companies in the peer group listed below. These 15 companies were selected for the peer group because each participates in one or more businesses that are similar to those of the Company:

	Hay Group — Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources Group, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Questar Corporation	X	X	X
9	Range Resources Corporation	X
10	SM Energy Company	X
11	Southwest Gas Corporation		X
12	UGI Corporation		X
13	Ultra Petroleum Corporation	X
14	WGL Holdings, Inc.		X
15	Whiting Petroleum Corporation	X
	TOTAL	9	10	6

The Compensation Committee reviews the members of the peer group from time to time, and makes adjustments, as it believes are warranted. The Compensation Committee revised the peer group used for purposes of establishing compensation for 2016. In particular, the Compensation Committee removed Northwest Natural Gas Company because of its relatively small size, and added WGL Holdings, Inc., a more comparably-sized company with regulated natural gas utility operations.

Meridian Compensation Partners, LLC

Meridian assists the Committee in evaluating and setting compensation for employees at Seneca, including Seneca’s President. Meridian also benchmarked Mr. Tanski’s compensation and Mr. Bauer’s compensation against the E&P peer group. The Committee requested these analyses for its use in supplementing the Hay-provided comparisons due to the importance of the Company’s E&P segment and Mr. Tanski’s and Mr. Bauer’s management of that segment. The Committee selected Meridian due to its expertise in E&P industry compensation matters.

In fiscal 2016, Meridian provided an analysis for officers of Seneca and select officers of the Company of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1.	Base Salary

2.	Target Short-Term Incentive

3.	Target Cash Compensation (base salary plus short-term incentive)

4.	Long-Term Incentive

5.	Total Target Compensation (base salary plus short-term and long-term incentive)

The Meridian analysis was based on data from Meridian’s Proprietary Oil and Gas Compensation Database, supplemented by published survey data and available proxy data, from 19 E&P companies chosen by the Committee based on certain criteria, such as revenues, assets, and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 19-member peer group range in size from approximately $3.6 billion to $204 million in revenues (with a median of $828 million) and from approximately $13.6 billion to $1.9 billion in asset size (with a median of $3.1 billion). The peer group is:

	Meridian Compensation Partners — Peer E&P Companies
1	Bill Barrett Corporation	11	PDC Energy
2	Carrizo Oil & Gas, Inc.	12	Penn Virginia Corporation
3	Comstock Resources Inc.	13	Range Resources Corporation
4	Eclipse Resources Corporation	14	Rosetta Resources Inc.
5	Energen Corporation	15	Sanchez Energy Corporation
6	EQT Corporation	16	SM Energy Company
7	Halcon Resources Corporation	17	Southwestern Energy Company
8	Jones Energy, Inc.	18	Ultra Petroleum Corporation
9	Oasis Petroleum	19	W&T Offshore Inc.
10	Parsley Energy, Inc.

The Committee reviews the members of this E&P peer group from time to time and makes adjustments, as it believes are warranted. For purposes of establishing compensation for 2016, the Compensation Committee reviewed the peer group and determined to remove Endeavor International, Energy XXI LTD, Laredo Petroleum Holdings, Resolute Energy Corporation and Swift Energy Company. The Committee added Eclipse Resources Corporation, Jones Energy, Inc., Parsley Energy, Inc. and Sanchez Energy Corporation. These revisions are a result of participation in Meridian’s annual compensation survey, which provides Meridian with non-public compensation data.

FISCAL 2016 TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Committee reviews executive officer base salaries at calendar year-end and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analysis and upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Committee in its decision making process. The Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, for named executive officers other than those at Seneca, the Committee generally references the 50th percentile of the Hay Energy survey data. In its subjective business judgment, the Committee may pay between the 50th and 75th percentiles of the Hay data or a greater amount if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Committee also considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position) and effectiveness and makes adjustments based on the Committee members’ business judgment and the CEO’s recommendations. Given the size and importance to the Company of the E&P segment and the highly competitive nature of the Marcellus Shale, the Committee generally sets the base salary of Seneca’s president somewhat above the 75th percentile of the Meridian survey data (though the Committee kept Mr. Cabell’s base salary for calendar 2015 and calendar 2016 at the calendar 2014 level, as described below). The Committee generally references the Meridian survey data to target the total direct compensation of Seneca’s president at approximately the 50th percentile of that data.

In setting Mr. Tanski’s base salary for calendar year 2016, the Compensation Committee considered the Hay report indicating Mr. Tanski’s then-current base salary was slightly below the 50th percentile of Hay’s Energy Industry market data. For January 1, 2016, the Compensation Committee increased Mr. Tanski’s base salary to $980,000, slightly above the 50th percentile mark.

In determining Mr. Bauer’s base salary for calendar year 2016, the Committee referenced the Hay report and increased Mr. Bauer’s salary to a level that approximated the Energy Industry 50th percentile for principal financial officers. Then, effective February 1, 2016, the Committee increased Mr. Bauer’s base salary to an amount that was above the Energy Industry 50th percentile for principal financial officers but slightly below the Energy Industry 50th percentile for positions comparable to Mr. Bauer’s newly added position, President of Supply Corporation. These Committee actions followed discussion with Mr. Tanski of Mr. Bauer’s specific responsibilities, experience and effectiveness, and discussion of Mr. Bauer’s increased responsibilities as President of Supply Corporation.

For calendar year 2016, upon consultation with Mr. Tanski, the Committee increased Mr. Pustulka’s base salary, when he was President of Supply Corporation, to an amount that approximated the Energy Industry 50th percentile. Then, effective February 1, 2016, when Mr. Pustulka was promoted to Chief Operating Officer of the Company, the Committee increased his base salary by 9%. These decisions were in recognition of Mr. Pustulka’s performance in the management of Supply Corporation and assumption of increased responsibilities as Chief Operating Officer of the Company.

The Board of Directors designated Mr. McGinnis an executive officer effective April 1, 2016, and he assumed the office of President of Seneca on May 1, 2016, upon Mr. Cabell’s retirement. The Committee set Mr. McGinnis’ base salary as President of Seneca at a level generally comparable to the base salaries of the Presidents of Distribution Corporation and Supply Corporation. The Committee did not make any change to Mr. McGinnis’ annual or long-term incentive compensation in connection with his promotion.

For calendar year 2016, following discussion with Mr. Tanski, the Committee increased Mr. Carlotti’s base salary to an amount that was between the Energy Industry 50th and 75th percentiles for positions comparable to Mr. Carlotti’s position as Senior Vice President of Distribution Corporation. In addition, effective February 1, 2016, the Committee increased Mr. Carlotti’s base salary to an amount that was slightly below the Energy Industry 50th percentile for positions comparable to his new position as President of Distribution Corporation. The increases were based on the Committee’s and Mr. Tanski’s assessment of Mr. Carlotti’s attention to customer service, safety and oversight of budget and cost control at the utility segment and his assumption of additional responsibilities as President of Distribution Corporation.

For calendar year 2015 and again for calendar year 2016, based on its determination to increase the equity component of Mr. Cabell’s compensation relative to the base salary component, the Committee made no change to Mr. Cabell’s base salary.

The fiscal 2016 base salaries paid to the named executive officers are shown in the Fiscal 2016 Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company pays an annual cash incentive to its executives to motivate their performance over a short term (which is generally considered to be no longer than two years). Early in the fiscal year, the Committee establishes a target amount for the annual cash incentive, stated as a percentage of base salary. Executives other than Mr. Tanski can earn up to 200% of target, based on performance on written goals. Mr. Tanski can earn up to 200% of base salary, based on performance on written goals. For executives under the EACIP, including Mr. McGinnis in 2016, the CEO has broad discretion to reduce the amount otherwise payable as annual cash incentive based on such factors as the CEO may determine.

Target Award Levels

In setting target award levels for the annual cash incentive for 2016, the Committee exercised its business judgment and, upon consideration of the recommendations of Hay and Meridian and, other than with respect to his own target incentive, those made by Mr. Tanski, set target awards as follows:

Named Executive Officer	Target (As a Percentage of Base Salary)
Mr. Tanski	105%
Mr. Bauer	50%
Mr. Pustulka	70%
Mr. McGinnis	50%
Mr. Carlotti	70%
Mr. Cabell	70%

Performance Goals

Based upon discussions with Mr. Tanski and upon review of forecasted financial data, the Committee approved for each named executive officer who participated in the At Risk Plan (Messrs. Tanski, Bauer, Pustulka, Carlotti and Cabell) or the EACIP (Mr. McGinnis) a set of particular performance goals for the 2016 fiscal year. Certain goals overlapped among named executive officers; for example, each named executive officer had a goal tied to consolidated EBITDA and to safety. Incentive payments are based upon performance against the stated goals. For those officers who participated in the At Risk Plan, 100% of the target incentive was made dependent on objective performance criteria. For Mr. McGinnis, who participated in the EACIP, 75% of the target incentive was made dependent on objective performance criteria, and 25% was made dependent on the CEO’s subjective assessment of Mr. McGinnis’ performance. All performance criteria applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

The types of goals approved for fiscal 2016 and the purpose of the goals are set forth in the following table:

Goals	Purpose
Earnings-related goals (EBITDA)

To focus executives’ attention on the Company’s overall profitability, as well as the profitability of certain segments, as appropriate. Performance is averaged with the prior year’s performance to mitigate against short-term action to impact one year’s earnings.

Revenue-related goals, including Production Volume, Reserve Replacement, Home Energy Assistance Program (HEAP), and Projects

To focus executives’ attention on areas that drive revenue. These goals are utilized in tandem with goals targeting expense in order to avoid decisions that increase revenue without consideration of profitability.

Capital Expenditures/Costs goals	To focus executives’ attention on controlling expense. These goals provide a check and balance on revenue generating goals.
Safety and Environmental goals	To focus executives’ attention on employee, customer and public safety and environmental compliance.
Investor Relations goal	To convey the Company’s message on strategic value to the investment community, an important executive function.
Sarbanes-Oxley Internal Compliance, Internal Controls goals	To maintain strong internal controls, an essential element of a publicly-traded company.

To determine the annual cash incentive award based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount. The target award is a percentage of the named executive officer’s base salary for the fiscal year, and the maximum possible award is two times the target amount, except for Mr. Tanski, whose maximum possible award is approximately 1.9 times the target amount.

The fiscal 2016 annual cash incentives of the named executive officers are shown in the Fiscal 2016 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, except that for Mr. McGinnis, the portion of his annual cash incentive not based on objective performance criteria is shown in the “Bonus” column. For each named executive officer, the amount earned, other than with respect to the discretionary portion of Mr. McGinnis’ annual cash incentive, was based on the executive’s performance against the pre-established performance criteria. With respect to the subjective performance criterion applicable to Mr. McGinnis, Mr. Tanski noted in particular Mr. McGinnis’ performance in overseeing the operations of Seneca, first as Chief Operating Officer and then, effective May 1, 2016, as President. The incentive payments made to the named executive officers were approved by the Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2016 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive officer’s target percentage of base salary, maximum percentage of base salary, total weighted percentage, target, and actual incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart, is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. With regard to EBITDA goals, performance is averaged with the prior year’s performance as a mechanism to mitigate against short-term action to impact one year’s earnings.

Annual Cash Incentive

Executive		Ronald J. Tanski			David P. Bauer			John R. Pustulka			John P. McGinnis			Carl M. Carlotti			Matthew D. Cabell
Target % of Base Salary		105%			50%			70%			50%			70%			70%
Maximum % of Base Salary		200%			100%			140%			100%			140%			140%
Fiscal 2015 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	142	0.25	35.50	142	0.25	35.50	142	0.25	35.50	142	0.15	21.30	142	0.25	35.50	142	0.15	21.30
2.	Regulated EBITDA*	179	0.25	44.75	179	0.25	44.75	179	0.25	44.75				179	0.25	44.75
3.	Seneca EBITDA*										100	0.10	10.00				100	0.10	10.00
4.	Production Volume	190	0.20	38.00							190	0.10	19.00				190	0.15	28.50
5.	Capital Expenditures -Mainline Installation	200	0.05	10.00				200	0.10	20.00				200	0.05	10.00
6.	Capital Expenditures -Service Installation	200	0.05	10.00				200	0.10	20.00				200	0.05	10.00
7.	Safety	199	0.10	19.90	199	0.10	19.90	199	0.10	19.90				199	0.10	19.90
8.	Projects	200	0.05	10.00				200	0.10	20.00
9.	Seneca F&D Cost	0	0.05	0	0	0.15	0				0	0.10	0				0	0.15	0
10.	Seneca Reserve Replacement										0	0.10	0				0	0.15	0
11.	Seneca LOE										200	0.05	10.00				200	0.05	10.00
12.	Seneca G&A										200	0.10	20.00				200	0.15	30.00
13.	Environmental/Safety										200	0.05	10.00				200	0.10	20.00
14.	Investor Relations - 1 on 1 Visits				200	0.10	20.00
15.	SOX Internal Control Compliance				100	0.05	5.00
16.	Internal Controls				200	0.10	20.00
17.	Distribution Operational Safety													200	0.10	20.00
18.	HEAP - NY													148	0.05	7.40
19.	HEAP - PA													0	0.05	0
20.	Barcelona Cost													200	0.10	20.00
21.	Supply and Empire Transportation, Storage and Gathering Revenue							200	0.10	20.00
22.	CEO Discretion										120	0.25	30.00
	Total Weighted % Achieved	168.15%			145.15%			180.15%			120.30%			167.55%			119.80%
	Target	$1,021,125			$229,768			$413,875			$228,959			$313,420			$437,500
	Annual Cash Incentive	$1,717,022			$333,508			$745,596			$275,438			$525,135			$305,740**

*	Reflects an average of 2016 performance and 2015 performance

**

Pursuant to the terms of the At Risk Plan, Mr. Cabell received a pro-rated portion of the annual cash incentive he otherwise would have received had he remained employed through the end of the fiscal year.

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the consolidated EBITDA goal.	$665 Million	$714 Million	$767 Million	2016 EBITDA=$781 Million; performance level of 200%; 2-year average of performance levels=(200%+83%)/2=142%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the regulated companies EBITDA goal.	$320 Million	$336 Million	$357 Million	2016 Regulated EBITDA=$348 Million; performance level of 157%; 2-year average of performance levels=(157%+200%)/2=179%
3.	Seneca EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the Seneca EBITDA goal.	$290 Million	$310 Million	$335 Million	2016 EBITDA=$356 Million; performance level of 200%; 2-year average of performance levels=(200%+0%)/2=100%
4.	Production Volume (in billion cubic feet equivalent (Bcfe))	140 Bcfe	152 Bcfe	163 Bcfe	161.9 Bcfe
5.	Capital Expenditures – Mainline Installation. Measured by mainline installation unit costs of Distribution Corporation.	$11.25 per inch foot	$11.00 per inch foot	$10.40 per inch foot	$10.25 per inch foot
6.	Capital Expenditures – Services Installation. Measured by service installation unit costs of Distribution Corporation.	$1,900 per service installed	$1,850 per service installed	$1,700 per service installed	$1,630.83 per service installed
7.	Safety – Measured by number of OSHA recordable injuries in the utility and pipeline divisions and participation in safety meetings.	At or better than 3-year average in any division	At or better than 3-year average in any 2 divisions	At the combined average of 3.50 and 3 safety meetings	Combined average = 3.52 and participation in safety meetings
8.	Projects – Measured by completion of activities necessary for the continued development of certain projects.	Complete 1 of 3	Complete 2 of 3	Complete 3 of 3	Completed 3 of 3
9.	Seneca Finding and Development Cost (dollars per thousand cubic feet equivalent (Mcfe))	$1.15/Mcfe	$0.90/Mcfe	$0.70/Mcfe	Did not meet threshold
10.	Seneca Reserve Replacement	Replace 210% of fiscal 2016 production	Replace 260% of fiscal 2016 production	Replace 335% of fiscal 2016 production	Did not meet threshold
11.	Seneca Lease operating expense per Mcfe	$1.17/Mcfe	$1.11/Mcfe	$1.06/Mcfe	$0.96/Mcfe
12.	Seneca General and Administrative expense excluding certain expenses related to joint development transactions.	$70 Million	$67 Million	$63 Million	$63 Million
13.	Environmental/Safety – Measured by PA Dept. of Environmental Protection inspections with violations per inspections.	<3.5%	2.5%	1.5%	1.5%
14.	Investor Relations – 1 on 1 Visits. Measured by 1 on 1 visits with analysts/money managers.	50	60	80	89
15.	SOX Internal Control Compliance – Measured by number of material weaknesses and significant deficiencies.	No unremediated material weaknesses and no unremediated significant deficiencies aggregating to a material weakness	No material weaknesses identified in fiscal 2016 and no significant deficiencies aggregating to a material weakness	No material weaknesses identified in fiscal 2016 and no significant deficiencies identified in fiscal 2016	No material weaknesses identified in fiscal 2016 and no significant deficiencies aggregating to a material weakness
16.	Internal Controls – Measured by corporate-wide unremediated control deficiencies.	Do not aggregate to a significant deficiency	Less than 10	Less than 8	Less than 8
17.	Distribution Operational Safety – Measured by the Utility segment’s operational safety performance standards in New York and outstanding leak reduction.	Complete 2 of 3 Public Service Commission (PSC) Safety Performance Standards	Complete all 3 PSC Safety Performance Standards OR Any 2 PSC Performance Standards and Outstanding Leaks Reduction	Complete all 3 PSC Performance Standards and Outstanding Leaks Reduction	Completed all 3 PSC Performance Standards and Outstanding Leaks Reduction
18.	HEAP – NY. Measured by number of basic grants collected.	80,000	83,000	87,500	85,158
19.	HEAP – PA. Measured by number of basic grants collected.	18,000	18,500	20,000	16,831
20.	Barcelona Cost – Measured by implementation cost compared to total authorized spending amount of 56.6 million.	< $7 million over authorized amount	$4 million over authorized amount	$3 million over authorized amount	<$3 million over authorized amount
21.	Supply and Empire Transportation, Storage and Gathering Revenue	Same as Target	$301,244,643	$306,244,643	> $306,244,643
22.	CEO Discretion – Individual performance as subjectively determined by the CEO.	1%	100%	200%	120%

Long-Term Incentive Compensation

The Compensation Committee uses its business judgment to establish target LTI awards based on its compensation consultants’ and CEO’s recommendations. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Committee typically makes equity awards on an annual basis, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

In years prior to fiscal 2013, the Committee had allocated approximately one-half of the LTI opportunity to a cash-based performance incentive program and one-half to equity based awards. For fiscal 2013, the Committee determined to allocate all of the LTI opportunity to equity based awards with approximately one-half of the opportunity awards of SARs that vest in equal increments over three years and approximately one-half awards of performance-based RSUs that vest at the end of three fiscal years, only to the extent the performance condition is met. For the fiscal 2013 award, the performance condition was three-year total ROC relative to an industry peer group reported in an AUS Inc. monthly report. This performance condition was not achieved at a level high enough to trigger payment of the performance-based RSUs. For the Company’s CEO, this represented $3,026,063 of fiscal 2013 compensation reflected in the Fiscal 2015 Summary Compensation Table included in last year’s proxy statement.

For fiscal 2014, following review with its compensation consultants and receipt of stockholder feedback, the Committee used its business judgment to adopt a new LTI approach. Under the new program, approximately two-thirds of the equity awards were composed of performance shares, split between two distinct performance conditions: relative three-year TSR and relative ROC over a three-year period (both measured relative to the Hay peer group). The remaining one-third was composed of time-vested RSUs, a retention tool for key employees. The Committee selected the two relative performance metrics to focus executive officers’ attention on increasing long-term stockholder value while maintaining long-term profitability. The performance condition tied to TSR for performance shares awarded in fiscal 2014 was achieved at a level triggering payment of 100% of that award. The performance condition tied to ROC for performance shares awarded in fiscal 2014 will not be achieved at a level high enough to trigger payment of that award. For the Company’s CEO, the ROC performance shares that will not vest represent $741,411 of fiscal 2014 compensation reflected in the Fiscal 2016 Summary Compensation Table included in this proxy statement.

For fiscal 2015, the Compensation Committee retained the approach it adopted in 2014, granting two-thirds of the LTI award in the form of performance shares, split between TSR and ROC performance conditions, and one-third in the form of time-vested RSUs.

Equity Incentive Awards in Fiscal 2016

In fiscal 2016, the Compensation Committee modified the mix of equity incentive awards for certain named executive officers. In particular, for Messrs. Tanski, Pustulka, Carlotti and Cabell, the Committee granted the full LTI award in the form of performance shares. The Committee made this change to further focus attention on the achievement of performance targets. The performance shares are split between two distinct relative performance conditions that must be achieved within the performance cycle that runs from October 1, 2015 through September 30, 2018. For Messrs. Bauer and McGinnis, the Committee continued its practice since fiscal 2014 of granting two-thirds of the LTI award in the form of performance shares and one-third in the form of time-vested RSUs as an additional retention tool.

The Committee established the performance condition for one set of performance shares as the Company’s three-year TSR over the performance cycle as compared to the same metric for companies in the Hay peer group, as calculated based on the data reported for each company in the Bloomberg online database. Starting and ending stock prices over the performance cycle are calculated as the average closing stock price for the prior calendar month with dividends reinvested in each company’s securities at each ex-dividend date. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Hay peer group, as follows:

Relative TSR Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%

If the Company’s three-year TSR is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by straight line mathematical interpolation.

The Committee established the performance condition for the second set of performance shares as the Company’s three-year ROC over the performance cycle as compared to the same metric for companies in the Hay peer group. ROC for the Company or any member of the peer group shall mean the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during the performance cycle, calculated based on the data reported for that company in the Bloomberg database. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Hay peer group, as follows:

Relative ROC Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
<45th	0%
45th	50%
60th	100%
75th	150%
100th	200%

If the Company’s three-year ROC is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by mathematical interpolation.

No dividend equivalents are provided in respect of any performance shares.

The time-based RSUs granted to Messrs. Bauer and McGinnis in fiscal 2016 vest in three equal annual installments beginning December 17, 2016. No dividend equivalents will be provided in respect of any RSUs. The fiscal 2016 performance shares and RSUs granted to the named executive officers are set out in the Grants of Plan-Based Awards in Fiscal 2016 Table within this proxy statement.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (in other words, those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan (for those hired prior to various points in 2003), a non-qualified executive retirement plan (available only to selected officers promoted prior to 2002) and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions, and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Tanski, Pustulka and Carlotti are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. McGinnis is eligible to participate in the qualified defined contribution retirement plan (including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer is eligible to participate in the qualified defined contribution retirement plan, the qualified defined benefit retirement plan and the non-qualified tophat plan. Mr. Cabell participated in the qualified defined contribution retirement plan (including the RSA benefit) and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Fiscal 2016 Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Under this plan, upon specific direction of the Company’s CEO, when an executive officer reaches age 50, the Company would pay the premium of a life insurance policy or policies, to be owned by the executive officer, in an amount up to $15,000 per year. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Committee replaced the split dollar arrangement with the current plan because it was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. Messrs. Tanski, Pustulka, Carlotti and McGinnis are covered by the ExecutiveLife Insurance Plan, and Mr. Cabell was covered until his retirement. Mr. Bauer is not a participant in this Plan.

Executive Perquisites

The Company offers a limited number of perquisites to our executive officers. The basis for offering these perquisites is to enhance the Company’s ability to attract and retain highly qualified persons and also to assist the officer in conducting business on behalf of the Company. For certain items, the perquisite is incidental to other business-related use. For example, the Company shares an arena suite with a local law firm for the local professional hockey team. The Company also has additional season tickets for seats for both the local professional hockey and football teams. The Company made these investments as a result of specific drives by the Buffalo, New York business community to support the retention of these professional athletic teams in the Buffalo area. These suites are primarily used for Company business. On the occasions when the suites are not used for Company business, the executive officers as well as other employees are permitted personal use.

The Company offers executive officers tax preparation advice, in part to assure the Company that its officers are properly reporting compensation. The Company makes contributions for the named executive officers’ medical plans. The Company also pays the costs of spouses accompanying named executive officers to certain of the Board of Directors meetings and functions, as well as blanket travel insurance for the named executive officer and spouse.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an

Employment Continuation and Noncompetition Agreement with the Company, which would become effective upon a Change in Control of the Company.

The Company and the Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and 65. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The agreement contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years.

There is no gross-up for taxes on either payment. The Committee and the Company believe this is an appropriate payment in exchange for the executive officer’s agreement to the non-compete covenant.

If a named executive officer experiences a qualifying termination of employment within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2016, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

MR. CABELL’S RETIREMENT

Mr. Cabell retired on May 1, 2016. He received benefits that he had earned to that date under the non-qualified tophat plan, plus a pro-rata portion of the payment he would have earned under the At Risk Plan had he remained employed through the end of the fiscal year. He also will receive, after the end of the applicable three-year performance cycles, a pro-rata portion of the performance shares awarded to him on December 17, 2015, subject to the achievement of performance conditions. For more information regarding the compensation and benefits that Mr. Cabell received in connection with his retirement, see the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

STOCK OWNERSHIP GUIDELINES

In fiscal 2002, in an effort to emphasize the importance of stock ownership and after consultation with the Compensation Committee, the Company established Common Stock ownership guidelines for officers, ranging from one times base salary for junior officers to four times base salary at the CEO level. In fiscal 2013, the guidelines were revised to increase the ownership requirements for the CEO to six times base salary and for other senior officers to three times base salary. Officers are expected to meet the guidelines within a designated period of time following promotion. The CEO holds approximately 19 times his base salary as of November 30, 2016. All other named executive officers meet their ownership requirements or expect to do so within the designated period of time. Other employees receiving equity awards are encouraged to retain their Common Stock for long-term investment. The Board and management believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company Directors are also subject to ownership requirements, as noted previously in this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally prohibits the Company from deducting compensation paid in excess of $1 million per year to certain covered officers unless such compensation qualifies as “qualified performance-based compensation” within the meaning of Section 162(m). The Committee has generally intended for the short-term cash incentive compensation payable under the At Risk Plan and the long-term equity awards to qualify for this performance-based exception. However, the Committee may elect to award compensation that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders. Furthermore, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Internal Revenue Code.

Fiscal 2016 Summary Compensation Table

The following table sets forth a summary of the compensation paid to or earned by the CEO, the Principal Financial Officer, each of the three most highly compensated executive officers other than the CEO and Principal Financial Officer who were serving as executive officers at the end of fiscal 2016, and one former executive officer who was no longer serving as an executive officer at the end of fiscal 2016. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Ronald J. Tanski President and Chief Executive Officer of the Company	2016 2015 2014	972,500 937,500 845,625	N/A N/A N/A	2,769,023 2,437,025 2,286,841	*	0 0 0	1,717,022 1,332,352 2,125,225	1,486,028 1,847,608 1,153,361	191,453 165,032 150,530	7,136,026 6,719,517 6,561,582

David P. Bauer Treasurer and Principal Financial Officer of the Company; President of National Fuel Gas Supply Corporation	2016 2015 2014	459,537 368,750 343,500	N/A N/A N/A	336,072 278,035 254,159	*	0 0 0	333,508 285,413 504,755	330,362 199,659 186,322	48,558 40,289 34,949	1,508,037 1,172,146 1,323,685

John R. Pustulka	2016	591,250	N/A	695,834		0	745,596	934,996	98,038	3,065,714
Chief Operating Officer of the Company	2015	530,250	N/A	597,231		0	644,731	933,283	88,275	2,793,770
	2014	500,500	N/A	555,640	*	0	948,420	1,056,719	90,013	3,151,292

John P. McGinnis	2016	457,917	68,688	747,834		0	206,750	N/A	82,103	1,563,292
President of Seneca Resources Corporation

Carl M. Carlotti	2016	447,743	N/A	538,092		0	525,135	591,081	73,384	2,175,435
President of National Fuel Gas Distribution Corporation

Matthew D. Cabell	2016	364,583	N/A	1,076,184		0	305,740	N/A	63,741	1,810,248
President of Seneca Resources Corporation until May 1, 2016	2015	625,000	N/A	992,986		0	506,844	N/A	97,886	2,222,716
	2014	617,500	N/A	778,231	*	0	1,527,919	N/A	99,609	3,023,259

(1)

The stock award values for fiscal 2016 show the aggregate grant date fair value of performance shares and, where applicable, time-based RSUs. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Option and Stock Award Plans” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2016 (“2016 Form 10-K”). The grant date fair value of performance shares reflects an estimate that 100% of the performance shares awarded will vest at the end of the three-year performance period. The actual percentage to vest will be determined following fiscal 2018. The grant date fair value of performance shares granted in 2016, assuming the highest level of performance (200%), is $5,538,046 for Mr. Tanski, $420,524 for Mr. Bauer, $1,391,668 for Mr. Pustulka, $935,764 for Mr. McGinnis, $1,076,182 for Mr. Carlotti and $2,152,368 for Mr. Cabell. Mr. Cabell can earn only a pro rata portion of the performance shares granted to him in fiscal 2016, based upon the number of days worked in the performance period. In particular, after the end of the performance period in 2018, Mr. Cabell can receive approximately 19.4% of the shares he otherwise would have received had he remained employed throughout the performance period.

(2)

For fiscal 2016, this column reflects the At Risk Plan payment or EACIP payment made in December 2016. For fiscal 2015, this column reflects the At Risk Plan payment made in December 2015. With respect to fiscal 2014, this column reflects both (i) a payment under the 2012 Performance Incentive Program, and (ii) an At Risk Plan payment. Please refer to the Compensation Discussion and Analysis for additional information about the At Risk Plan and the EACIP, including information regarding the performance conditions applicable to the awards.

(3)

This column represents, for fiscal 2016, the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2016 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amount for Mr. Bauer also includes the actuarial increase in the present value of his retirement-related tophat benefit under the non-qualified tophat plan. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2016, 2015 and 2014, respectively. For fiscal 2016, there were no above-market earnings under the Deferred Compensation Plan. See the narrative, tables and notes to the sections entitled “Fiscal 2016 Pension Benefits” and “Fiscal 2016 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans” within this proxy statement for more information.

(4)	See the All Other Compensation Table below for more information.

*

These amounts include the then-calculated value of the ROC performance shares that will be forfeited because the performance condition associated with those awards will not be achieved at a level high enough to trigger payment of the awards. The amounts to be forfeited are $741,411 by Mr. Tanski, $82,408 by Mr. Bauer, $180,137 by Mr. Pustulka and $252,309 by Mr. Cabell.

The following table describes each component of the All Other Compensation column in the Fiscal 2016 Summary Compensation Table for fiscal 2016:

Description	Ronald J. Tanski ($)	David P. Bauer ($)	John R. Pustulka ($)	John P. McGinnis ($)	Carl M. Carlotti ($)	Matthew D. Cabell ($)
Defined Contributions(a)	15,900	15,900	15,900	26,500	15,900	15,458
401(k) Tophat(b)	145,321	31,610	64,176	9,150	42,408	12,600
RSA Tophat(c)	0	0	0	17,118	0	20,630
Employee Stock Ownership Plan (“ESOP”) Supplemental Payment(d)	2,086	0	2,872	0	0	0
Life Insurance(e)	15,000	1,001	15,000	15,000	15,000	15,000
Travel Accident Insurance(f)	103	47	90	65	76	53
Perquisites(g)	13,043	N/A	N/A	14,270	N/A	N/A
Total	191,453	48,558	98,038	82,103	73,384	63,741

a)

Represent the Company matching contributions for all named executive officers within the 401(k) and the Company contribution into the RSA for Messrs. McGinnis and Cabell. Each officer receives a Company match of 6% within the 401(k) plan on the lesser of (1) base salary or (2) the IRS annual compensation limit. In addition, Mr. McGinnis is a participant, and Mr. Cabell was a participant, in the Company’s RSA benefit, pursuant to which each received a Company contribution of 4% on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limit.

b)

Each officer is prohibited from receiving the full 401(k) Company match due to the IRS annual compensation limit. The 401(k) tophat benefit gives each officer, except Messrs. McGinnis and Cabell, a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit, and (2) At Risk Plan payment. For Messrs. McGinnis and Cabell, the 401(k) tophat benefit is based on the portion of annual base salary that exceeds the IRS annual compensation limit. The 401(k) tophat benefit represents the benefit earned in fiscal 2016.

c)

Represents the Company contributions on Mr. McGinnis’ base salary plus EACIP payment that exceeded the IRS annual compensation limit and Mr. Cabell’s base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit. The RSA tophat benefit represents the benefit earned in fiscal 2016.

d)

All management participants who were hired prior to December 31, 1986 participate in the ESOP, which pays dividends to the participants on the Common Stock held in the plan. The participant does not have the option to reinvest these dividends. The formula for the supplemental payment was designed to result in aggregate supplemental payments to the participants approximating the amount the Company saved in corporate income taxes by prohibiting the reinvestment of dividends. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of Messrs. Tanski, Pustulka, McGinnis, Carlotti and Cabell under the ExecutiveLife Insurance Plan. For Mr. Bauer, this represents the Company-paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling on business.

g)

Perquisites for Mr. Tanski consist of tax preparation and advice, personal use of Company purchased tickets to attend local sporting or entertainment events, attendance at company and industry events for Mr. Tanski’s wife, blanket travel insurance for personal travel and medical contributions paid by National Fuel. Perquisites for Mr. McGinnis consist of tax preparation and advice, attendance at company and industry events for Mr. McGinnis’ wife, blanket travel insurance for personal travel and medical contributions paid by National Fuel. No single perquisite exceeded the greater of $25,000 or 10% of the total perquisites provided to Mr. Tanski or Mr. McGinnis. Perquisites for each of the other named executive officers were less than $10,000.

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2016 under the At Risk Plan, the EACIP and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Tanski	(1)	12/17/15				22,540	45,079	90,158		1,583,896
	(1)	12/17/15				7,513	45,079	90,158		1,185,127
	(2)	12/17/15	361,223	1,021,125	1,945,000

David P. Bauer	(1)	12/17/15				1,712	3,423	6,846		120,271
	(1)	12/17/15				571	3,423	6,846		89,991
	(2)	12/17/15	81,281	229,769	459,537
	(3)	12/17/15							3,424	125,810

John R. Pustulka	(1)	12/17/15				5,664	11,328	22,656		398,021
	(1)	12/17/15				1,888	11,328	22,656		297,813
	(2)	12/17/15	146,408	413,875	827,750

John P. McGinnis	(1)	12/17/15				3,809	7,617	15,234		267,631
	(1)	12/17/15				1,270	7,617	15,234		200,251
	(2)	12/17/15	14,253	228,959	457,917
	(3)	12/17/15							7,619	279,952

Carl M. Carlotti	(1)	12/17/15				4,380	8,760	17,520		307,791
	(1)	12/17/15				1,460	8,760	17,520		230,300
	(2)	12/17/15	110,872	313,420	626,840

Matthew D. Cabell(5)	(1)	12/17/15				8,760	17,520	35,040		615,583
	(1)	12/17/15				2,920	17,520	35,040		460,601
	(2)	12/17/15	27,234	437,500	875,000

(1)

The performance shares awarded to executive officers on December 17, 2015 vest at the end of a three-year performance cycle (October 1, 2015 through September 30, 2018), subject to the achievement of a performance condition. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

(2)

This represents the annual cash incentive opportunity set in fiscal 2016 under the At Risk Plan or, for Mr. McGinnis, the EACIP. The amount actually paid for fiscal 2016 is set forth in the Fiscal 2016 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(3)

The restricted stock units (RSUs) shown on this table were granted to Messrs. Bauer and McGinnis under the Company’s 2010 Equity Compensation Plan and vest in one-third increments on the first three anniversaries of the date of grant. Please refer to the narrative disclosure under the “Fiscal 2016 Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the RSUs.

(4)

The equity award values reflect the fair value of performance shares and, where applicable, RSUs at the date of grant. For performance shares, values are based on the probable outcome of the applicable performance condition. Refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Option and Stock Award Plans” in the Company’s financial statements in its 2015 Form 10-K.

(5)

The table shows the full value of the non-equity and equity awards granted to Mr. Cabell in fiscal 2016. Because Mr. Cabell retired May 1, 2016, he received only a pro-rata portion of the non-equity award, and he will receive, subject to the achievement of the applicable performance conditions, only a pro-rata portion of the equity awards.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table sets forth, on an award-by-award basis, the number of securities underlying unexercised SARs, the total number and aggregate market value of shares of unvested restricted stock held by the named executives, and the number and market value of unvested RSUs and performance shares, as of September 30, 2016. The table also provides the grant price, which is the fair market value (the average of the high and low) on grant date, and date of expiration of each unexercised SAR.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald J. Tanski	02/20/08	15,000	0	47.37	02/20/2018	0	0	0	0
	12/22/08	75,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	70,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	25,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	25,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	42,953	0	53.05	12/19/2022	0	0	0	0
	12/19/13	0	0	0	N/A	0	0	5,686	307,442
	12/19/13	0	0	0	N/A	0	0	11,372	614,884
	12/19/13	0	0	0	N/A	3,792	205,033	0	0
	12/19/14	0	0	0	N/A	0	0	6,207	335,612
	12/19/14	0	0	0	N/A	0	0	12,413	671,171
	12/19/14	0	0	0	N/A	8,278	447,591	0	0
	12/17/15	0	0	0	N/A	0	0	45,079	2,437,422
	12/17/15	0	0	0	N/A	0	0	45,079	2,437,422

David P. Bauer	2/20/08	1,166	0	47.37	2/20/2018	0	0	0	0
	12/22/08	6,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	4,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	10,629	0	53.05	12/19/2022	0	0	0	0
	12/19/13	0	0	0	N/A	0	0	632	34,172
	12/19/13	0	0	0	N/A	0	0	1,264	68,344
	12/19/13	0	0	0	N/A	422	22,818	0	0
	12/19/14	0	0	0	N/A	0	0	708	38,282
	12/19/14	0	0	0	N/A	0	0	1,416	76,653
	12/19/14	0	0	0	N/A	945	51,096	0	0
	12/17/15	0	0	0	N/A	0	0	3,423	185,082
	12/17/15	0	0	0	N/A	0	0	3,423	185,082
	12/17/15	0	0	0	N/A	3,424	185,136	0	0

John R. Pustulka.	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	20,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	15,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	22,121	0	53.05	12/19/2022	0	0	0	0
	12/19/13	0	0	0	N/A	0	0	1,382	74,725
	12/19/13	0	0	0	N/A	0	0	2,763	149,395
	12/19/13	0	0	0	N/A	922	49,853	0	0
	12/19/14	0	0	0	N/A	0	0	1,521	82,240
	12/19/14	0	0	0	N/A	0	0	3,042	164,481
	12/19/14	0	0	0	N/A	2,029	109,708	0	0
	12/17/15	0	0	0	N/A	0	0	11,328	612,505
	12/17/15	0	0	0	N/A	0	0	11,328	612,505

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John P. McGinnis	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	09/17/09	0	0	0	N/A	20,000	1,081,400	0	0
	03/11/10	20,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	7,500	0	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	4,000	216,280	0	0
	12/19/12	20,802	0	53.05	12/19/2022	0	0	0	0
	12/19/13	0	0	0	N/A	0	0	1,161	62,775
	12/19/13	0	0	0	N/A	0	0	2,322	125,551
	12/19/13	0	0	0	N/A	775	41,904	0	0
	12/19/14	0	0	0	N/A	0	0	1,295	70,021
	12/19/14	0	0	0	N/A	0	0	2,589	139,987
	12/19/14	0	0	0	N/A	1,727	93,379	0	0
	12/17/15	0	0	0	N/A	0	0	7,617	411,851
	12/17/15	0	0	0	N/A	0	0	7,617	411,851
	12/17/15	0	0	0	N/A	7,619	411,959	0	0

Carl M. Carlotti	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	03/11/10	15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	10,170	0	53.05	12/19/2022	0	0	0	0
	12/19/13	0	0	0	N/A	0	0	589	31,847
	12/19/13	0	0	0	N/A	0	0	1,177	63,640
	12/19/13	0	0	0	N/A	393	21,250	0	0
	12/19/14	0	0	0	N/A	0	0	642	34,713
	12/19/14	0	0	0	N/A	0	0	1,284	69,426
	12/19/14	0	0	0	N/A	856	46,284	0	0
	12/17/15	0	0	0	N/A	0	0	8,760	473,653
	12/17/15	0	0	0	N/A	0	0	8,760	473,653

Matthew D. Cabell.	12/17/15	0	0	0	N/A	0	0	3,404	184,054
	12/17/15	0	0	0	N/A	0	0	3,404	184,054

(1)

SARs granted on February 20, 2008 had a vesting schedule over a period of three years subject to performance conditions. One-third vested on February 20, 2009, which is reflected in the above table. The balance of the SARs was scheduled to vest in equal increments on February 20, 2010 and February 20, 2011 but did not fulfill the applicable performance condition and thus was forfeited and not included above.

SARs granted on December 22, 2008 vested over a period of three years in one-third increments at each anniversary date of the awards subject to the fulfillment of performance conditions.

SARs granted on March 11, 2010 vested in one-third increments on the dates the Company’s Form 10-K was filed for fiscal 2010, 2011 and 2012 subject to the fulfillment of performance conditions.

SARs granted on December 20, 2010 vested over a period of three years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vested over a period of three years in one-third increments at each anniversary date of the awards and became exercisable on December 19, 2014.

SARs granted on December 19, 2012 vested over a period of three years in one-third increments at each anniversary date of the awards.

(2)	Awards were issued at an exercise price equal to the fair market value on the grant date.

(3)

The stock awards issued to Mr. McGinnis consist in part of an award of 20,000 shares of restricted stock, granted on September 17, 2009, that will vest on November 14, 2020, subject to Mr. McGinnis’ continued employment.

The restricted stock units awarded to Mr. McGinnis on December 19, 2011 vested in one-third increments at the third, fourth and fifth anniversaries of the date of grant. The restricted stock units awarded on December 19, 2013, December 19, 2014 and December 17, 2015 vest over a period of three years in one-third increments at each anniversary date of the awards. The market value represents the total number of unvested RSUs multiplied by the closing market price ($54.07) of the Common Stock as of September 30, 2016.

(4)

The ROC performance shares awarded on December 19, 2013 will not vest, due to a performance shortfall. The number of these awards (which is reported for each named executive officer in the first row with a December 19, 2013 grant date) is based on the threshold amount of 50% of the award (rounded, as applicable, to the nearest whole number), and the market value, which will not be realized, represents the threshold amount (rounded, as applicable) multiplied by the closing market price ($54.07) of the Common Stock as of September 30, 2016.

The performance shares awarded on December 19, 2013, December 19, 2014 and December 17, 2015 vest after the end of three-year performance cycles (October 1, 2013 through September 30, 2016, October 1, 2014 through September 30, 2017 and October 1, 2015 through September 30, 2018, respectively), subject to the achievement of a performance condition based on ROC or a performance condition based on TSR.

Based on estimated performance through September 30, 2016, the number of unearned performance shares with a performance condition of ROC equals (i) for the December 19, 2013 award, the threshold amount of 50% of the award (rounded, as applicable), although this award will not vest; (ii) for the December 19, 2014 award, the threshold amount of 50% of the award (rounded, as applicable); and (iii) for the December 17, 2015 award, the target amount of 100% of the award.

Based on estimated performance through September 30, 2016, the number of unearned performance shares with a performance condition of TSR equals the target amount of 100% of the award for each of the December 19, 2013, December 19, 2014 and December 17, 2015 awards.

As explained in the CD&A, actual performance over the full three-year performance cycle could result in a lesser or greater payout. The market value of the unearned performance shares represents the threshold or target amount, as applicable, multiplied by the closing market price ($54.07) of the Common Stock as of September 30, 2016. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance conditions and vesting terms.

Option Exercises and Stock Vested in Fiscal 2016

The following table sets forth, as to each named executive officer, information with respect to stock option exercises, SAR exercises and vesting of restricted stock and RSUs during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald J. Tanski	15,000	7,035	7,931	318,906
David P. Bauer	5,000	83,173	893	35,908
John R. Pustulka	27,000	475,575	1,935	77,806
John P. McGinnis	0	0	7,304	293,694
Carl M. Carlotti	0	0	821	33,012
Matthew D. Cabell	96,796	353,145	7,976	330,865

(1)	Represents the aggregate difference between the exercise or grant price and the fair market value of the Common Stock on the date of exercise.

(2)	Represents the fair market value of the Common Stock on the vest date multiplied by the number of restricted shares or RSUs that vested.

Fiscal 2016 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2016 of each of the named executive officers. The Company offers a qualified pension plan and a supplemental benefit plan in which certain of the named executive officers participate, except as noted below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald J. Tanski	Executive Retirement Plan	37	12,344,823	0
	National Fuel Gas Company	36	2,043,768	0
	Retirement Plan

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in the ERP)	National Fuel Gas Company	14	572,654	0
	Retirement Plan
	Retirement-Related Tophat	14	567,016	0

John R. Pustulka	Executive Retirement Plan	40	6,294,373	0
	National Fuel Gas Company	40	2,239,866	0
	Retirement Plan

John P. McGinnis	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in either plan)	National Fuel Gas Company	N/A	N/A	N/A
	Retirement Plan

Carl M. Carlotti	Executive Retirement Plan	31	2,211,004	0
	National Fuel Gas Company	30	1,849,870	0
	Retirement Plan

Matthew D. Cabell	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in either plan)	National Fuel Gas Company Retirement Plan	N/A	N/A	N/A

(1)

For actuarial assumptions, please refer to Note H, Retirement Plan and Other Post-Retirement Benefits, to the Company’s 2016 Form 10-K. The Executive Retirement Plan recognizes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such product by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participants with at least ten years of service, at or after age 60. Participants may otherwise retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and the RP-2014 Mortality Table for healthy annuitants blended 50% male and 50% female.

Messrs. Tanski, Pustulka and Carlotti are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not yet eligible for either an unreduced or reduced retirement benefit. Messrs. McGinnis and Cabell are not participants in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-qualified defined benefit plan. Although the CEO of the Company is authorized to designate all participants of the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a tophat benefit and a supplemental benefit. The tophat benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The supplemental benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a retirement-related tophat benefit under a separate tophat plan (discussed below), if appropriate based on the Internal Revenue Code limitations.

The tophat benefit under the ERP vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The supplemental benefit under the ERP vests at age 55 and completion of five years of credited service. An ERP participant who vests in the tophat benefit, but does not vest in the supplemental benefit, receives only a tophat benefit. A participant who is vested in both the tophat benefit and the supplemental benefit and who terminates service with the Company before age 65 receives the tophat benefit and a portion of the supplemental benefit that is based upon the participant’s age and years of credited service. For the Executive Retirement Plan, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The tophat benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the supplemental benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s tophat benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the supplemental benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the supplemental benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s supplemental benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a 6 percent discount rate) of the sum of the participant’s tophat benefit and supplemental benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2016 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three payment dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index (as defined below) in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (“Moody’s Index”) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified tophat plan (the “Tophat Plan”) that provides restoration of benefits lost under the Retirement Plan (see Fiscal 2016 Pension Benefits) and/or the Tax-Deferred Savings Plan due to the effect of the Internal Revenue Code limits. See notes (b) and (c) under the All Other Compensation Table. The Company pays the 401(k) tophat benefit and the RSA tophat benefit under the Tophat Plan no later than March 15 of the calendar year following the year in which the benefits were earned.

The following table reflects the earnings, distributions and total balance of the DCP and Tophat Plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Tanski — Tophat Plan	0	145,321	0	120,791	135,046
David P. Bauer — Tophat Plan	0	31,610	0	23,600	29,961
John R. Pustulka — Tophat Plan	0	64,176	0	54,869	60,096
— DCP	0	0	11,194	0	159,604
John P. McGinnis — Tophat Plan	0	26,268	0	22,292	23,518
Carl M. Carlotti — Tophat Plan	0	42,408	0	18,134	41,283
Matthew D. Cabell — Tophat Plan	0	33,230	0	68,274	12,230

(1)	All amounts in this column are reported as fiscal 2016 compensation if the Fiscal 2016 Summary Compensation Table. Refer to notes (b) and (c) to the All Other Compensation Table.

(2)	This represents the net earnings during the fiscal year for the DCP. For fiscal 2016, there were no above-market earnings under the DCP.

(3)

This represents the annual payment under the Tophat Plan for the calendar year ended December 31, 2015, which was paid in January 2016, plus, for Mr. Cabell, who retired May 1, 2016, the payment under the Tophat Plan for the period January 1, 2016 through April 30, 2016.

(4)	This column includes the Tophat Plan balance for each named executive officer and the DCP balance for Mr. Pustulka, the only named executive officer in the DCP.

Fiscal 2016 Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the continuing named executive officers’ employment had terminated on September 30, 2016 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date. On September 30, 2016 the closing price was $54.07 per share. These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company 1997 Award and Option Plan

Under this plan, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited. Note, although this plan expired March 31, 2012, awards remain outstanding.

As a general rule, if the named executive officer’s employment with the Company terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned or unpaid awards are forfeited, unless otherwise stated below or in an award notice to the named executive officer. The Compensation Committee has the authority to determine what events constitute disability, retirement, or termination for an approved reason.

Stock Appreciation Rights (SARs) — Except as otherwise provided in an award letter, any SAR that has not expired will terminate upon the termination of the named executive officer’s employment with the Company, and no shares of Common Stock may be issued pursuant to the SAR, except that:

(i) Upon termination of employment for any reason other than death, discharge by the Company for cause, or voluntary resignation of the named executive officer prior to age 60, a named executive officer may, within five years after the date of termination of employment, or any such greater period of time that the Compensation Committee deems appropriate, exercise all or part of the SAR, which the named executive officer was entitled to exercise on the date of termination of employment; and

(ii) Upon the death of a named executive officer while employed with the Company or within the period stated in the preceding paragraph (i), the named executive officer’s estate or beneficiary may, within five years after the date of the named executive officer’s death while employed, or within the period stated in paragraph (i) above, exercise all or part of the SAR, which the named executive officer was entitled to exercise on the date of death.

In neither case, however, would any SAR remain exercisable after expiration of the exercise period set forth in the award letter.

Restricted Stock

Mr. McGinnis was awarded 20,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on November 14, 2020. Mr. McGinnis will forfeit his rights to this restricted stock if his employment with the Company terminates for any reason other than death or disability prior to the expiration of the vesting restrictions. In the event of death or disability, all restrictions will lapse. The estimated value of the 20,000 shares of restricted stock upon death or disability on September 30, 2016 would have been $1,081,400 based on the closing price at September 30, 2016 multiplied by the 20,000 shares.

If Mr. McGinnis had been terminated on September 30, 2016 due to a change in control or a change in ownership as described below, all restrictions on his unvested restricted stock would have lapsed and the restricted stock would have vested.

Change in control and change in ownership — If there is a Change in Ownership or a named executive officer’s employment terminates within three years following a Change in Control, unless the termination is due to death, disability, Cause, resignation by the named executive officer other than for Good Reason, or retirement, then all terms and conditions would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value as of either the date the Change in Ownership occurs or the date of termination following a Change in Control. In addition, the noncompetition provision mentioned above would become null and void.

The following table represents the estimated values of already vested SARs issued and outstanding to the named executive officers under this plan as of September 30, 2016, payable as a lump sum cash payment upon termination due to a Change in Control if the named executive officer was terminated without Cause or terminates for Good Reason.

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
Ronald J. Tanski	1,914,750	John P. McGinnis	27,912
David P. Bauer	152,952	Carl M. Carlotti	27,912
John R. Pustulka	511,712

Under the 1997 Award and Option Plan, a “Change in Control” generally occurs when (a) any person other than the Company, a subsidiary or any employee benefit plan sponsored by the Company is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) individuals who constituted the

Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

“Change in Ownership” means a change which results directly or indirectly in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

“Good Reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Awards outstanding to named executive officers at September 30, 2016 under the National Fuel Gas Company 2010 Equity Compensation Plan included SARs, Performance Shares and RSUs. SAR awards were issued on March 11, 2010 at a grant price of $52.10, on December 20, 2010 at a grant price of $63.87, and on December 19, 2012 at a grant price of $53.05. Performance share awards were issued on December 19, 2013, December 19, 2014 and December 17, 2015. RSU awards were issued on December 19, 2011, December 19, 2013, December 19, 2014 and December 17, 2015.

SARs — Except as otherwise provided in an award notice (and no exception was included in any of the outstanding award notices to named executive officers):

(i) Upon termination of employment due to death, disability or retirement, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of five years after termination or the original term, after which the award expires;

(ii) Upon termination of employment due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of three years after termination or the original term, after which the award expires;

(iii) Upon termination of employment due to a reduction in force, any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of one year after termination or the original term, after which the award expires;

(iv) Upon termination of employment for Cause, any vested or unvested SAR shall be immediately forfeited and cancelled; and

(v) Upon termination of employment for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of ninety days after termination or the original term, after which the award expires.

Performance Shares — On December 19, 2013, December 19, 2014 and December 17, 2015, the Company granted performance shares under the Company’s 2010 Equity Compensation Plan to named executive officers of the Company. Except as otherwise provided in an award notice (and no exception was included in any of the outstanding performance share award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, or due to a divestiture, the named executive officer or the named executive officer’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such performance share award shall be deemed vested to the extent of, the same number or value of performance shares that would have been payable for the performance period had the participant’s service with the Company or subsidiary continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of the termination of the participant’s service with the Company or subsidiary;

(ii) Upon termination due to a reduction in force, all performance share awards for which the applicable performance period has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the participant’s termination of service; and

(iii) Upon termination of employment for Cause, or for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested performance share award shall be immediately forfeited and cancelled.

Unvested Performance Shares — The following table represents the estimated value of unvested Performance Share awards granted to the named executive officers on December 19, 2013, December 19, 2014 and December 17, 2015 under this plan that would have been deemed vested as a result of termination due to death, disability or retirement, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control, in each case on September 30, 2016. No performance share awards would have been deemed vested under this plan in the event of termination for other reasons. The amounts below are based on the estimated number of performance shares that would have been deemed vested as a result of a qualifying termination as described above, assuming performance at the target level of performance, multiplied by the closing price on September 30, 2016 of $54.07.

Name	Value of Awards that Would Vest ($)	Name	Value of Awards that Would Vest ($)
Ronald J. Tanski	3,749,610	John P. McGinnis	712,318
David P. Bauer	362,161	Carl M. Carlotti	535,617
John R. Pustulka	926,435

Restricted Stock Units (RSUs) — On December 19, 2011, December 19, 2013, December 19, 2014 and December 17, 2015, the Company granted RSUs under the Company’s 2010 Equity Compensation Plan to certain officers of the Company. As provided in the award notices for these grants:

(i) Upon termination due to death or disability, or due to a divestiture, all outstanding RSUs will become immediately and fully vested; and

(ii) Upon termination for any other reason (including retirement), all outstanding RSUs will be immediately forfeited and cancelled, effective as of the date of termination.

Unvested RSUs — The following table represents the estimated value of unvested RSU awards granted to the named executive officers under this plan that would vest as of September 30, 2016 upon termination due to death or disability, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No RSU awards would have vested as of September 30, 2016 under this plan in the event of termination for other reasons. The amounts below are based on the number of RSU awards that would have vested on September 30, 2016, multiplied by the closing price on September 30, 2016 of $54.07.

Name	Value of Awards that Would Vest ($)	Name	Value of Awards that Would Vest ($)
Ronald J. Tanski	652,625	John P. McGinnis	763,522
David P. Bauer	259,049	Carl M. Carlotti	67,533
John R. Pustulka	159,561

Change in Control — If there is a Change in Control, no acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any award if the Compensation Committee reasonably determines in good faith, prior to the Change in Control, that the award will be honored or assumed, or new rights substituted (an “Alternative Award”), by the named executive officer’s employer following the Change in Control; provided that any Alternative Award must:

a) be based on stock traded on an established U.S. securities market;

b) provide the named executive officer with substantially equivalent rights, entitlements and economic value; and

c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for Cause) or is Constructively Terminated, in either case within 24 months after the Change in Control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to, in the case of a SAR, the excess of the fair market value on the date of termination over the grant price, and in the case of other awards, the fair market value of the number of shares of stock subject to the award.

If the Compensation Committee cannot make the above determination, each SAR then outstanding shall be exercisable regardless of the exercise schedule otherwise applicable; each outstanding RSU shall become fully vested and payable; and each outstanding performance share award shall be deemed earned at the target level of performance for the award. In addition, in connection with a Change in Control, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR. The Compensation Committee may also direct that each RSU and performance share shall be settled in cash with its value determined based on the value received by stockholders in the Change in Control transaction.

The following table represents the value of awards outstanding under the 2010 Equity Compensation Plan which, upon a Change in Control as of September 30, 2016, would have been exercisable (in the case of SARs), would have become vested and payable (in the case of RSUs), or would have been deemed earned at the target level of performance (in the case of performance shares), in each case, assuming an Alternative Award is not provided. The amounts below are based on the closing price on September 30, 2016 of $54.07.

Name	Payment Due on Vested & Unvested Awards ($)	Name	Payment Due on Vested & Unvested Awards ($)
Ronald J. Tanski	8,281,505	John P. McGinnis	2,179,022
David P. Bauer	937,802	Carl M. Carlotti	1,320,946
John R. Pustulka	2,064,548

Like the 1997 Award and Option Plan, this plan also provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change in Control set out in the “National Fuel Gas Company 1997 Award and Option Plan” section. The main difference is that the 2010 Equity Compensation Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits. If a named executive officer retires or employment is terminated, for a reason other than cause, the named executive officer (or beneficiary in the event of his death) will receive a lump sum payment equal to the value of the 401(k) tophat benefit and/or RSA tophat benefit.

The following table represents the aggregate amount payable for the 401(k) tophat benefit and RSA tophat benefit if termination is due to retirement, death, disability, or involuntary termination (other than for cause), or if there is a Change in Control and the Company terminates without Cause or the named executive officer terminates for Good Reason.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	135,046	John P. McGinnis	23,518
David P. Bauer	29,960	Carl M. Carlotti	41,283
John R. Pustulka	60,096

The value of the tophat benefits for all other forms of termination for Messrs. Tanski, Bauer, Pustulka, McGinnis and Carlotti are $32,025, $9,950, $15,360, $12,500 and $9,775, respectively.

Deferred Compensation Plan (the “DCP”)

In the event of a termination for any reason, other than death or retirement, prior to a Change in Control, the named executive officer is entitled to receive his or her retirement account balance in the form of a lump sum payment. Note, the term “Change in Control” under the DCP has a similar definition as provided in the 2010 Equity Compensation Plan, discussed above, except in the DCP the reference period for changes in the Board of Directors is 24 months.

In the case of retirement, including disability retirement, at any time, the named executive officers below are entitled to a monthly payment (a 15-year annuity, unless the named executive officer elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on their retirement account balance. If the named executive officer dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the named executive officer’s beneficiary. If the named executive officer dies after commencement of the annuity, the annuity will continue to be paid to the named executive officer’s beneficiary for the remainder of its original term.

The following table represents the estimated total benefit payable as a lump-sum payment for all types of termination except for retirement or disability.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	N/A	John P. McGinnis	N/A
David P. Bauer	N/A	Carl M. Carlotti	N/A
John R. Pustulka	159,604

If termination is due to retirement or disability, the final account balances are calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mr. Pustulka would have received a ten-year annuity of $2,136 per month for the first five years, then $1,143 per month thereafter, with a present value of $157,645.

Employment Continuation and Noncompetition Agreement

Pursuant to each named executive officer’s Employment Continuation and Noncompetition Agreement with the Company, if there is a Change in Control, and the executive remains employed thereafter, the executive’s annual salary and employee benefits are preserved for at least three years at the levels then in effect for the named executive officers. The agreement also provides the benefits described below.

Severance Benefit

In the event of termination of a named executive officer within three years of a Change in Control without Cause or by the named executive officer for Good Reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and 65. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in Control” generally occurs when: (a) any person (as such term is used in Section 13(d) of the 1934 Act) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) the same proportionate ownership of common stock of the surviving corporation (where the Company is not the surviving corporation), or (ii) at least a majority of the common stock of the Company (where the Company is the surviving corporation); (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company within a 24-month period, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period. However, Mr. McGinnis’ agreement provides, in place of the above, that a Change in Control occurs if the Company ceases to own more than 50% ownership of Seneca, or if the Company sells, leases, exchanges or otherwise transfers all or substantially all the assets of Seneca.

“Good Reason” means there is a material diminution in the named executive officer’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive is required to report. “Good Reason” also means a requirement that the named executive officer relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the Change in Control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for Good Reason.

The following table represents the estimated severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	1,261,991	John P. McGinnis.	1,611,900
David P. Bauer	1,524,069	Carl M. Carlotti	1,436,179
John R. Pustulka	687,755

Continuation of Health and Welfare Benefits

In addition to the severance payment, the named executive officer will be entitled to participate in the Company’s employee and executive health and welfare benefit plans, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. McGinnis, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a qualifying termination of employment following a Change in Control for each of the named executive officers is $34,739. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits.

The following table represents the estimated value of the post-retirement/post-termination welfare and fringe benefits, consisting of an allowance for tax preparation and financial planning and the annual payment for life insurance under the ExecutiveLife Insurance Plan for Messrs. Tanski, Pustulka, McGinnis and Carlotti.

Name	Amount ($)	Name	Amount ($)
Ronald J. Tanski	19,800	John P. McGinnis	21,885
David P. Bauer	989	Carl M. Carlotti	21,459
John R. Pustulka	20,897

Retirement — Except for Mr. McGinnis, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans. Mr. McGinnis is vested in his benefit in the RSA.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for Cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for Good Reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the Agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of (i) the named executive officer’s annual base salary and (ii) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

In order for the named executive officer to be entitled to the non-compete payment, the named executive officer may not directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a Change in Control as compensation for the covenant not to compete for all forms of termination except for death, disability or retirement.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	2,247,289	John P. McGinnis	810,000
David P. Bauer	765,864	Carl M. Carlotti	721,698
John R. Pustulka	1,190,056

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Bauer and Mr. McGinnis are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a Change in Control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors, directly or indirectly, to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) would deem detrimental to the Company’s best interests, unless the ERP Committee determines that such activity is not detrimental to the best interests of the Company. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
Ronald J. Tanski	3,361,475
John R. Pustulka	1,713,947
Carl M. Carlotti	623,784

The default form of benefit payment to the named executive officers is a four-year certain annuity, therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $539,798 for Mr. Tanski, $274,960 for Mr. Pustulka and $102,507 for Mr. Carlotti.

Post-Employment Benefits for John P. McGinnis

To the extent John P. McGinnis is employed by Seneca or another Company subsidiary until and including November 14, 2020, post-employment medical and prescription drug benefits will be provided to Mr. McGinnis, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. McGinnis will forfeit these benefits if he resigns before November 14, 2020 or if the Company or one of its subsidiaries terminates his employment at any time.

Post-Employment Benefits for Matthew D. Cabell

Mr. Cabell’s employment terminated on May 1, 2016. He received the following plan benefits for fiscal 2016: Tax-Deferred Savings Plan tophat benefit of $33,230 (including the 401(k) and RSA tophat benefits), and an Annual At Risk Compensation Incentive Plan payment of $305,740, which reflects a 41.7% reduction of the full award. Mr. Cabell will also receive, subject to the achievement of performance goals, a pro-rated portion of the performance shares awarded to him on December 17, 2015, based on the actual time he was employed by the Company during the applicable three-year performance cycles ending September 30, 2018. Mr. Cabell forfeited his other outstanding performance shares (17,856), his unvested RSUs (4,664) and his shares of restricted stock (35,000).

Summary of Potential Payments Upon Termination or Change in Control

In summary, the following table provides an estimated value of total benefits for each named executive officer if their termination had occurred on September 30, 2016. As disclosed in the table above under the “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”),” the ERP benefit in the following totals represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination For: (1)	Voluntary Termination ($)	Retirement ($)(2)	Death ($)	Disability ($)	Company Terminates without Cause and/or Executive Terminates for Good Reason ($)	Company Terminates for Cause ($)	Executive Terminates Voluntarily Other than for Good Reason ($)
Ronald J. Tanski	3,393,500	7,246,131	5,077,079	7,898,756	17,256,594	2,279,314	6,293,414
David P. Bauer	9,950	N/A	651,170	651,170	3,446,375	775,814	1,034,863
John R. Pustulka	1,888,911	2,858,123	1,580,656	3,017,684	6,443,353	1,365,020	3,238,528
John P. McGinnis	12,500	735,836	1,499,359	1,499,359	4,708,976	822,500	1,586,022
Carl M. Carlotti	633,559	1,200,684	746,940	1,268,217	4,228,000	731,473	1,422,790

(1)

The maximum value of the benefits due upon an involuntary termination and or divestiture other than for cause and other than in connection with a Change in Control for Messrs. Tanski, Bauer, Pustulka, McGinnis and Carlotti are $4,402,235, $621,210, $1,933,647, $1,475,841 and $665,067, respectively. The value of the benefits due upon a “termination for cause” other than in connection with a Change in Control for Messrs. Tanski, Bauer, Pustulka, McGinnis and Carlotti are $32,025, $9,950, $174,964, $12,500 and $9,775, respectively.

(2)

“Retirement” will be “N/A” if the named executive officer was not eligible to retire on September 30, 2016. In that case, the Company would have accrued benefits payable to the named executive officer, which are accrued amounts in the other columns for the different types of terminations.

PROPOSAL 2. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Fiscal 2016 was another challenging year for both the Company and the energy industry. The sustained decline in commodity prices resulted in lower realizations on the Exploration & Production segment’s production and continued the series of non-cash write-downs of our oil and gas properties that began last year. Those non-cash write-downs resulted in a consolidated net loss for the year. Record warm weather also had a negative impact on our results in fiscal 2016, as it reduced earnings in the Utility segment. Nonetheless, we had a successful year operationally, and the Company is well-positioned for the longer term.

The nature and flexibility of our integrated assets allowed us to act quickly and appropriately in response to deteriorating conditions in the commodity markets. As the fee owners of natural gas rights on our large acreage position in Appalachia, and given our just-in-time gathering build-out model, we were able to cut back and delay capital spending across the Company while also preserving our long-term growth opportunities. The Exploration & Production segment slowed its development plans in the Marcellus Shale, where the Company went from operating three drilling rigs in fiscal 2015 to a single rig starting in the second quarter of fiscal 2016. In addition, the Exploration & Production segment entered into a Joint Development Agreement with a partner to jointly develop 75 Marcellus wells, which further reduced the segment’s capital expenditures. We also postponed certain investments in gathering and transmission pipeline infrastructure, including the Northern Access 2016 expansion project which now has a target completion date of November 1, 2017.

2016 Financial and Operating Highlights:

•

46th Year of Consecutive Dividend Increases: In June, the Board of Directors increased the Company’s annual dividend rate by 2.5% to $1.62 per share, marking the 46th year of consecutive dividend increases and 114th year of uninterrupted dividend payments. The financial stability of our regulated Pipeline & Storage and Utility segments supports the Company’s dividend.

•

Continued Growth of Midstream Businesses: The Company continues to expand its valuable pipeline infrastructure footprint in the Appalachian basin. The Company grew its Pipeline & Storage segment’s assets to $1.68 billion at September 30, 2016, a 6% increase versus the prior year, driven primarily by three expansion projects — Northern Access 2015, Westside Expansion & Modernization, and Tuscarora Lateral — that were placed in service at the start of the fiscal year. Gathering segment assets meanwhile increased by 20%, to $534 million at fiscal year end, as additional gathering lines were put into service to accommodate growth in Seneca’s gross production from the Marcellus Shale.

•

Firm Sales and Hedge Portfolio Partially Insulates Seneca’s Cash Flows from Volatile Commodity Prices: Seneca’s average net realized natural gas and crude oil prices in fiscal 2016, after the impact of hedging, were $3.02 per thousand cubic feet (“Mcf”) and $57.91 per barrel (“Bbl”). Comparatively, average NYMEX natural gas and crude oil prices for the fiscal

2016 period were $2.32 per million British thermal units (“MMBtu”) and $41.69 per Bbl. (The heating value of 1 Mcf of natural gas is approximately equal to 1 MMBtu.) Seneca has taken a conservative approach to provide a measure of protection against volatile swings in commodity prices by building a portfolio of physical firm sales, firm transportation capacity and financial hedges that locks in the realizations on a majority of its total natural gas and oil production.

•

Marcellus Shale Joint Development Agreement Reduces Capital Expenditures and Strengthens Balance Sheet: In the first quarter of fiscal 2016, Seneca entered into a Joint Development Agreement with a financial partner to jointly develop Marcellus Shale natural gas assets located in the Company’s Western Development Area in north-central Pennsylvania. The Joint Development Agreement, which was extended in June 2016, resulted in a commitment from Seneca’s partner to invest as much as $325 million for an 80% working interest in the development of 75 Marcellus Shale wells between fiscal 2016 and 2018. In a period of low commodity prices, the Joint Development Agreement significantly reduced near-term upstream capital spending and strengthened the Company’s balance sheet, while maintaining activity levels that will continue to drive upstream operational efficiencies and develop the production that will utilize the Company’s midstream infrastructure.

•

Operational Efficiencies Push Marcellus Well Costs Lower and Improve Program Economics: Seneca continues to be successful in driving down the drilling and completion costs of its Marcellus Shale wells in its Western Development Area, a result of Seneca’s large, contiguous acreage position there. Seneca’s Marcellus drilling cost per foot has declined 60% since fiscal 2012, due in large part to faster drilling times and longer horizontal laterals that now approach 8,000 ft. per well. Seneca’s completion cost per stage meanwhile has fallen 77% since 2012, driven primarily by lower water costs resulting from Seneca’s investments in infrastructure and efforts to recycle and reuse produced water from Seneca and third-party wells. Consequently, Seneca has lowered its average Marcellus well costs to $633 per lateral foot, which leads industry peers in the basin.

•

Increase in Natural Gas and Crude Oil Production: Seneca increased its total natural gas and crude oil production to a record 161.1 billion cubic feet equivalent in fiscal 2016, despite slowing its drilling activity and voluntarily curtailing an estimated 34.6 billion cubic feet of net natural gas production due to declines during the year in local spot prices.

Long-Term Strategic Initiatives

National Fuel’s capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, that may take several years from business planning through completion. The results of this focus include:

•

Integrated Upstream and Midstream Development in Appalachia: The Company has designed and begun execution on a multi-year plan to develop and grow our upstream and midstream assets in Appalachia. The strategy leverages the exceptional resource potential of our 785,000 net acres in the Marcellus and Utica shales, the geographic integration of our valuable pipeline infrastructure footprint in Appalachia, and the operational and financial synergies that are generated from Company’s integrated business structure.

As Seneca continues to methodically develop its vast acreage in the Western Development Area, the Company’s Gathering and Pipeline & Storage segments are working to build the pipeline infrastructure necessary to move Seneca’s production from Pennsylvania to premium markets outside of the Appalachian basin. The Gathering segment is currently focused on the continued expansion of the Clermont and Trout Run Gathering Systems, networks of gathering pipelines and compression facilities tailored to accommodate Seneca’s Marcellus production.

The Pipeline & Storage segment, having just completed the Northern Access 2015 expansion project serving Seneca, is currently working through the federal and state regulatory processes to construct the Northern Access 2016 project. Northern Access 2016, a $455 million expansion of the NFG Supply Corp. and Empire Pipeline systems, will provide Seneca with 490,000 dekatherms (“Dth”) per day of incremental firm transportation capacity, including 140,000 Dth per day to the Tennessee Gas Pipeline 200 Line, serving New York state and New England markets, and 350,000 Dth per day of incremental firm transportation capacity on Empire’s pipeline system, which serves New York state, Canadian, Northeast and Midwest U.S. markets. Assuming the receipt of timely regulatory approvals, we expect the project to become operational in November 2017.

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: In addition to serving our own Exploration & Production segment, our Pipeline & Storage segment is uniquely positioned to expand our regional pipeline systems and provide valuable outlets for third-party producers and shippers in the Appalachian region. Since 2010, we have invested $387 million in the expansion of our Pipeline & Storage systems for third parties, adding 1,442,000 Dth per day in new firm transport capacity.

In the first quarter of fiscal 2016, we placed the Westside Expansion & Modernization and Tuscarora Lateral projects in-service. At a total capital cost of $147 million, which included $39 million of system modernization, these projects collectively added transportation capacity of 159,500 Dth per day for nonaffiliated customers and 34,500 Dth per day for our Utility segment, and afford customers of our Empire Pipeline system additional options to access storage services on our National Fuel Gas Supply Corporation system.

Given the geographic location of our Pipeline & Storage assets, we will continue to focus on expanding our system to accommodate growth in Appalachian natural gas production. Among a number of other projects, we plan to expand our Empire Pipeline system to provide up to 300,000 Dth per day of new firm transport capacity for Marcellus and Utica producers in north-central Pennsylvania. At a projected cost of $185 million, we currently project an in-service date in fiscal 2019.

•

Utility Segment Investment in Safe and Reliable Service: In fiscal 2016, the Utility segment invested a Company record $61.8 million in the safety and reliability of its system, replacing 157 miles of older pipelines in New York and Pennsylvania. As part of the rate case on file in New York, the Utility segment has proposed to further accelerate its annual replacement efforts in the state from the current target of 95 miles to a new target of 110 miles. These efforts reflect the Utility segment’s commitment to continued investment in pipeline replacement and system modernization to enhance and ensure safe, reliable service.

CEO Compensation in Alignment with Peers

As described in the 2016 Financial and Operating Highlights above, low commodity prices weighed on fiscal 2016 financial results but the Company had another successful year operationally. CEO compensation is targeted at approximately the 50th percentile of the Hay Energy Industry market data. The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is Hay Group’s comparison of fiscal 2015 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2015 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2016 compensation may not yet be accurately compared to peers because 2016 compensation data for most of those peers is not yet available.

CEO & President

Compared to CEO proxy data for fiscal year 2015

				Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/15 (millions)	Actual	Target
AGL Resources, Inc.	Chairman & CEO	$3,941	$7,329	$7,654,953	$6,771,369
Atmos Energy Corp.	President & CEO	$4,142	$5,898	$4,132,592	$3,769,362
Cabot Oil & Gas Corp.	Chairman, CEO & President	$1,357	$9,046	$8,710,693	$8,598,193
Energen Corp.	Chairman, President & CEO	$763	$3,929	$7,799,718	$7,356,304
EQT Corp.	Chairman & CEO	$2,340	$9,871	$10,712,635	$9,462,635
MDU Resources Group, Inc.	President & CEO	$4,192	$3,355	$2,518,737	$2,896,992
New Jersey Resources Corp.	Chairman, CEO & President	$2,734	$2,595	$4,706,350	$4,376,475
Questar Corp.	President, CEO & Chairman	$1,135	$3,411	$3,412,753	$3,383,837
Range Resources Corp.	Chairman, President & CEO	$1,597	$5,440	$9,691,463	$9,346,007
SM Energy Co.	President & CEO	$1,514	$2,177	$4,569,745	$4,594,476
Southwest Gas Corp.	President & CEO	$2,464	$2,744	$1,601,965	$1,633,843
UGI Corp.	President & CEO	$6,691	$6,016	$6,129,475	$5,874,390
Ultra Petroleum Corp.	Chairman, CEO & President	$839	$979	$3,020,000	$2,620,000
WGL Holdings, Inc.	Chairman & CEO	$2,660	$2,868	$3,680,891	$3,435,291
Whiting Petroleum Corp.	Chairman, President & CEO	$2,109	$3,117	$8,995,000	$9,495,000
Summary Statistics
75th Percentile		$3,337	$5,957	$8,255,206	$7,977,249
Average		$2,565	$4,585	$5,822,465	$5,574,278
Median		$2,340	$3,411	$4,706,350	$4,594,476
25th Percentile		$1,436	$2,806	$3,546,822	$3,409,564
National Fuel Gas Co.	CEO & President	$1,761	$4,227	$4,706,878	$4,358,901
Percentile Rank		38%	59%	50%	43%

NOTES:
-	Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)
-	AGL Resources completed its merger with Southern Company in July 2016.
-	Questar became a wholly-owned subsidiary of Dominion Resources in September 2016.
-	Ultra Petroleum filed for bankruptcy in April 2016.

© 2016 Korn Ferry. All rights reserved

As a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity, two-thirds or 100 percent of which is performance based relative to the Hay peer group.

Due to a performance shortfall with respect to the applicable return on capital performance condition, one of the performance share awards granted in fiscal 2014 will not vest. This represents $741,411 of the CEO’s 2014 compensation reflected in the Fiscal 2016 Summary Compensation Table under the “Stock Awards” column. The Company’s officers will forfeit these performance share awards. Other outstanding performance-based equity awards are similarly subject to forfeiture, depending upon whether applicable performance conditions are achieved.

2016 Advisory Vote on Named Executive Officer Compensation and Stockholder Feedback

2016 Say-on-Pay Vote and Stockholder Engagement

The 2016 Say-on-Pay advisory vote yielded a result of approximately 96% of votes cast in support of the compensation of the Company’s named executive officers. The Board considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. As in prior years, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various important viewpoints.

As a result of the stockholder feedback received in 2012, in fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive approach, the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing performance-based restricted stock units.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Under the new approach, approximately two-thirds of a named executive officer’s long-term incentive award consisted of performance shares, split between two distinct performance conditions: one performance condition tied to three-year total shareholder return (“TSR”) and the other tied to three-year total return on capital (“ROC”), both relative to the performance of companies in the Hay peer group (as described below). The Committee selected the two relative performance metrics to focus executive officers’ attention on increasing long-term stockholder value while maintaining long-term profitability. The remaining approximately one-third of the long-term incentive award consisted of time-vested RSUs used as a retention tool. The Compensation Committee’s action represented an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards. The Compensation Committee utilized its new approach in fiscal year 2014 and continued it in 2015. For fiscal 2016, the Company revised the mix of long-term incentive awards for certain named executive officers. In particular, for certain officers, including the CEO, the Compensation Committee granted the long-term incentive award entirely in the form of performance shares, split between the two relative performance metrics used since fiscal 2014. For the others, the Compensation Committee retained the mix of awards at two-thirds performance shares and one-third time-vested RSUs.

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie executive compensation to long-term TSR and long-term total ROC by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2016 (and current) executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term corporate results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Changes to the Compensation Program Since Fiscal 2013

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program was amended in fiscal 2013 and further refined in fiscal 2014. The Compensation Committee also modified the program slightly in fiscal 2016 with respect to certain executive officers. These changes to the executive compensation program were as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total ROC goal. In fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total ROC metric and a three-year performance period. The performance condition was not achieved at a level high enough to trigger payment of these RSUs. During fiscal 2014, the Company further revised the mix of LTI awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a three-year period). The applicable ROC performance condition associated with one of the performance share awards granted in fiscal 2014 will not be achieved at a level high enough to trigger payment of that award. Performance shares granted since fiscal 2014 will similarly be forfeited if applicable performance conditions are not met. In fiscal 2015 the Company retained the mix of LTI awards that it established in fiscal 2014 (two-thirds performance shares and one-third time-vested restricted stock units). For fiscal 2016, the Compensation Committee granted certain named executive officers, including the CEO, an LTI award entirely in the form of performance shares, split between the two distinct relative performance metrics. For the other named executive officers, the Compensation Committee retained the mix of awards at two-thirds performance shares and one-third time-vested RSUs.

➢

Adoption of Relative Performance Conditions — As noted above, since fiscal 2014 the Compensation Committee has devoted either two-thirds or 100 percent of the LTI award to performance shares. The Committee established two distinct performance metrics: three-year TSR relative to the Hay peer group and three-year total ROC relative to the Hay peer group.

➢	The CEO is Required to Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 19 times his base salary as of November 30, 2016.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing of equity awards without stockholder approval;

➢	The Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision.

Additional Information

The Company’s executive compensation is described and explained in CD&A, in the tabular disclosure starting with the Fiscal 2016 Summary Compensation Table, and in the 2016 Proxy Overview and Summary included at the front of this proxy statement. We urge stockholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year, subject to change as described in Proposal 3 in this proxy statement. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE “SAY ON PAY” VOTES

This proposal addresses how often, over the next six years, stockholders should be asked to participate in advisory approvals of named executive officer compensation (“say on pay”), such as Proposal 2 in this proxy statement. Stockholders may choose whether such a vote should be on the agenda for the Annual Meeting of Stockholders every three years, every two years, or every year, or they may abstain from voting on this Proposal 3. Six years from now, stockholders will have the opportunity to revisit this question and again vote on the frequency with which there should be a say on pay vote.

In keeping with our philosophy of long-term value creation, and given our demonstrated steps to incorporate stockholder feedback into our executive compensation program, we recommend that stockholders should choose to be presented with the say on pay vote every three (3) years, for the following reasons:

•

as a result of stockholder feedback, we transitioned our long-term incentive program from one awarded partially in cash to one awarded fully in equity, and either two-thirds or 100 percent of the award is based on performance metrics that span a three-year period;

•	for executives who receive one-third of their long-term incentive award in the form of time-based RSUs, those RSUs vest over the course of three years;

•

the Company adheres to pay practices that encourage a culture of pay for performance, compensate executives in accordance with performance, and strongly align executive focus with the interests of the Company’s stockholders; and

•

the say on pay proposal at the Company’s 2016, 2015 and 2014 Annual Meetings of Stockholders received the support of 95.8%, 96.4% and 95.9%, respectively, of the votes cast, thereby tempering the need for an annual say on pay vote.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather, it permits stockholders to choose, on a non-binding advisory basis, how often they would like the Company to include a say on pay vote on the agenda for the Annual Meeting of Stockholders. Stockholders will be able to specify one of four choices presented for this proposal on the enclosed proxy card: every three years, every two years, every year or abstain.

In 2011, the first time stockholders were provided the opportunity to participate in an advisory vote on the frequency of the say on pay vote, the stockholders expressed a collective preference for the say on pay vote to occur less frequently than on an annual basis. Nevertheless, the Board voluntarily determined to place the say on pay vote before the stockholders on an annual basis. While the Board recommends that the say on pay vote should occur every three years, for the reasons stated above, should the three-year choice not receive a plurality of votes, but the three-year and two-year choices do so in the aggregate, as occurred in 2011, the Board intends to select the “every two years” option.

This advisory vote on the frequency of future say on pay votes is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board. The Board may take the results of this vote into consideration when deciding upon the frequency of the say on pay vote in the future, but is not required to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE-YEAR OPTION.

PROPOSAL 4. REAPPROVAL OF THE 2012 ANNUAL AT RISK COMPENSATION INCENTIVE PLAN

Since 1993, a key component of the Company’s executive compensation package has been the performance-based compensation paid in accordance with the Company’s Annual At Risk Compensation Incentive Plan. The Company is now seeking the stockholder approval necessary to continue to be able to receive the tax benefit of paying performance-based compensation under the plan, which is summarized below. Approval by the Company’s stockholders of the performance criteria upon which awards may be payable is required at least every five years for the Company’s payments under the Annual At Risk Compensation Incentive Plan to continue to qualify as “performance-based compensation” for the Company’s income tax purposes, as described below.

Background

The Company’s Annual At Risk Compensation Incentive Plan was initially established in 1993, and the initial plan or a successor plan has since been approved by stockholders at the 1995, 2000, 2002, 2007 and 2012 Annual Meetings. Under the plan, cash awards may be granted to eligible employees that would be payable, if at all, based on the extent of attainment of performance goals over a performance period, all as specified and determined by the Compensation Committee (“At Risk Awards”). The purposes of an At Risk Award are (i) to provide incentives to certain employees of the Company whose contributions are important to the continued success of the Company, and (ii) to enhance the Company’s ability to attract and retain highly qualified persons for the successful conduct of the Company’s businesses.

The Company is now asking for reapproval by the stockholders, at the 2017 Annual Meeting, of the 2012 Annual At Risk Compensation Incentive Plan included in this proxy statement as Appendix C (the “At Risk Plan”). Under the At Risk Plan, cash would continue to be payable to executives based upon the extent to which specified performance goals are attained for a specified performance period, all as established by the Compensation Committee.

The Company could simply pay cash bonuses to its executives based on their performance, without having the bonus program approved by the stockholders. However, for the Company to be eligible to receive the full tax benefit from compensation paid to its executives, stockholder approval of the At Risk Plan is necessary. Section 162(m) of the Internal Revenue Code generally limits to $1 million per officer the amount of compensation paid by a publicly traded company to certain of its officers that may be deducted for federal income tax purposes in any fiscal year. However, that section also creates an exception to the $1 million limit for compensation that constitutes “performance-based compensation,” which is compensation paid as a result of the attainment of pre-established, objective performance criteria. Among other conditions, in order to be “performance-based compensation” the material terms of a performance-based plan like the At Risk Plan must be approved by the Company’s stockholders (with the permissible performance objectives reapproved at least every five years, if the appropriate committee of the board has the discretion to establish the applicable performance targets with respect to the compensation payable under such stockholder approved plan). Consequently, some future executive compensation might not be deductible by the Company unless the At Risk Plan is approved by stockholders at the 2017 Annual Meeting.

Therefore, to satisfy one condition for full deductibility by the Company on its federal income tax returns of the Company’s future executive compensation under the At Risk Plan, stockholder approval of the plan is being sought at this time. The Board of Directors of the Company has determined that approval of the At Risk Plan by the stockholders is in the best interests of the Company and the stockholders. The affirmative vote of a majority of the shares of Common Stock present and voting at the meeting is required for approval of the At Risk Plan.

Summary of the At Risk Plan

The following is a summary of the At Risk Plan. A copy of the At Risk Plan is included in this proxy statement as Appendix C. The following summary is qualified in its entirety by reference to Appendix C.

At Risk Awards

Under the At Risk Plan, At Risk Awards granted by the Committee entitle each recipient to a cash payment based upon the extent to which performance goals have been attained for a specified performance period. No employee may receive more than one At Risk Award in any fiscal year. An At Risk Award may be granted singly, in combination with or in the alternative to other awards granted under other Company benefit plans.

Administration

The At Risk Plan is administered by the Compensation Committee of the Board, or such other committee designated by the Board (“Committee”). The Committee must consist of at least two members, each of whom is an “outside director” as defined by Section 162(m) of the Internal Revenue Code and the rules, regulations and interpretations promulgated thereunder as amended from time to time (“Code”).

The Committee has full authority to: interpret the At Risk Plan and Section 162(m) of the Code to the extent not addressed by regulation, proposed regulation or publicly available interpretation of the Internal Revenue Service; determine and select eligible employees to receive At Risk Awards; determine the terms and conditions of each At Risk Award, including the time at which the At Risk Award is made, the performance period, performance goals, and levels of At Risk Awards to be earned in relation to levels of achievement of the performance goals; determine whether At Risk Awards are to be granted singly, in combination with or in the alternative to other awards under other Company benefit plans; grant waivers of At Risk Plan terms and conditions, provided that such waivers are not inconsistent with Section 162(m) of the Code; and accelerate the vesting, exercise or payment of any At Risk Award or modify the performance period of an At Risk Award but, in each case, only when such action would not cause compensation paid or payable under such At Risk Award to cease to be deductible by the Company for federal income tax purposes. The Committee will also have the authority to grant At Risk Awards in replacement of awards previously granted under the At Risk Plan or awards under any other executive compensation or stock option plan of the Company or a subsidiary. Neither the Committee nor any delegate thereof has the authority to take any action under the At Risk Plan which would result in the imposition of an additional tax under Section 409A of the Code on the employee holding an At Risk Award granted under the At Risk Plan.

Under the At Risk Plan, all determinations of the Committee will be made by a majority of its members, and its determinations will be final, binding and conclusive. The At Risk Plan authorizes the Committee, in its discretion, to delegate its authority and duties under the At Risk Plan with respect to At Risk Awards to the Company’s Chief Executive Officer or to other senior officers of the Company, but only to the extent, if any, permitted by Section 162(m) of the Code.

Eligibility for Participation

The employees eligible to receive compensation under the At Risk Plan (“Eligible Employees”) are those employees of the Company or its Subsidiaries who are expected to constitute “covered employees” within the meaning of Section 162(m) of the Code, and any other key management employee selected by the Committee. The approximate number of persons in this class of Eligible Employees is five. To date participation in the At Risk Plan has been limited to the Company’s most senior executive officers. An Eligible Employee who holds an outstanding At Risk Award is referred to as a participant.

Effective Date

Upon approval of the At Risk Plan by the stockholders of the Company at the 2012 Annual Meeting, the At Risk Plan became effective as of December 8, 2011.

Objective Performance Goals

Under the At Risk Plan, the Committee may establish performance goals for At Risk Awards with reference to one or more of the following objectively defined and non-discretionary business criteria: (i) financial performance measures, including earnings per share, revenues, operating income, net profit, EBITDA, budget achievement and improvement in, or attainment of, expense levels; (ii) overall operational performance measures, including production measures, total reserve replacement, segment growth, and compliance with or satisfaction of objective environmental or customer service measures; and (iii) targeted operational performance measures, including compliance with or satisfaction of objective health and safety requirements or standards, and improvement in, or attainment of objectives with respect to, (A) meter reading, (B) employee relations, (C) investor relations, (D) transportation and storage revenue, (E) fuel consumption and lost and unaccounted for gas, (F) achievement of objective governmental low income energy assistance program participation measures, and (G) compliance with applicable laws, regulations and professional standards, including the Sarbanes-Oxley Act.

The performance goals may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or one of its subsidiaries and/or the past or current performance of other companies. The performance goals may be calculated based on the performance of the Company and/or each subsidiary of the Company and/or a division or other business unit, in each case as shall be specified by the Committee. The Committee may add, as a condition to payment of an At Risk Award, the achievement of such additional goals as it sees fit.

The At Risk Award payments for the performance period that ended September 30, 2016 were based on a performance period established by the Committee, and are shown in the Fiscal 2016 Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation.” When the Compensation Committee sets the performance goals for a specific At Risk Award, it also sets the performance period over which performance will be measured.

Maximum Compensation Payable

The At Risk Plan provides that the maximum aggregate value of any At Risk Award to any participant in any fiscal year will not exceed the lower of (i) twice that employee’s base salary for that fiscal year, or (ii) two million dollars.

Grant of At Risk Awards

The At Risk Plan provides that At Risk Awards may be made for each of the fiscal years of the Company. The At Risk Awards for a fiscal year may be made only within the time allowed under Section 162(m) of the Code.

Payment of At Risk Awards

Under the At Risk Plan, each At Risk Award granted to a participant will entitle such participant to receive a cash payment based on the extent to which the performance goals for a particular performance period are attained, as specified by the Committee in the award notice provided to a participant and certified in writing by the Committee (for example, in approved Committee minutes). Cash payment will be made promptly after such certification.

Termination of Employment, Retirement, or Death of Participant

The At Risk Plan provides that if a participant’s employment with the Company or subsidiary terminates for a reason other than death, disability, retirement, or any other approved reason, all unearned or unpaid At Risk Awards will be canceled or forfeited, unless otherwise provided in the participant’s award notice or the At Risk Plan.

The At Risk Plan provides that if the participant becomes disabled, retires or is terminated for an approved reason during a performance period, his participation in the At Risk Plan will continue to the end of the performance period, and the participant will be paid a percentage of the amount otherwise earned based on the achievement of the applicable performance goals that is proportionate to his period of active service during that performance period.

If the participant dies during a performance period, the participant’s designated beneficiary or estate will be paid an amount proportionate to the period of the participant’s active service during the performance period, based upon the maximum amount that could have been earned with respect to the participant’s outstanding At Risk Awards.

Amendments to At Risk Awards

The At Risk Plan provides that the Committee may at any time unilaterally amend any unearned or unpaid At Risk Award, including At Risk Awards earned but not yet paid, to the extent it deems appropriate. However, any such amendment which is adverse to the participant requires the participant’s consent. The Committee has no authority to make any amendment which would cause compensation paid or payable under the At Risk Award to cease to be deductible by the Company for federal income tax purposes.

Amendments to At Risk Plan

Subject to the stockholder approval requirements of Section 162(m), the Committee may, from time to time, amend the At Risk Plan in any manner.

Change in Control and Change in Ownership

Under the At Risk Plan, a “Change in Control” occurs when: (i) a “person” becomes the beneficial owner of 20% or more of voting power of the Company or of the fair market value of all classes of the Company’s outstanding stock; (ii) a merger or consolidation occurs that substantially changes the majority ownership of the surviving company; (iii) substantially all of the assets of the Company are sold, leased, exchanged or transferred; or (iv) members of the “incumbent board” (including directors approved by at least 3/4 of the incumbent board) cease to constitute a majority of the Board. The At Risk Plan defines a “Change in Ownership” as a change which results directly or indirectly in the Company’s common shares ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

If there is a Change in Ownership or if the Company terminates a participant’s employment without cause within three years following a Change in Control, each affected participant will receive a payment with respect to his then-in-effect At Risk Awards as described in this paragraph. Each performance period that has commenced but has not yet ended will be treated as terminating upon the date of the Change in Ownership or Change in Control (the “Acceleration Date”). For each such “current performance period” and each “completed performance period” (a performance period which has ended, but for which the Committee has not, on the Acceleration Date, made a determination as to whether and to what degree the performance goals for such period have been attained), it will be assumed that the performance goals have been attained at a level of 100% of each target or the equivalent thereof. If the participant is participating in one or more “current performance periods,” he will be considered to have earned, and therefore to be entitled to receive, a pro-rated portion of each of the At Risk Awards previously granted to him for each such performance period. Such pro-rated portion will be determined by multiplying 100% of the participant’s applicable At Risk Award by a fraction, the numerator of which is the total number of whole and partial years, with each partial year being treated as a whole year, that have elapsed since the beginning of the performance period, and the denominator of which is the total number of years in such performance period. A participant in one or more “completed performance periods” will be considered to have earned and, therefore, to be entitled to receive, 100% of the At Risk Award corresponding to such performance periods.

Noncompetition

Unless the award notice specifies otherwise, a participant shall forfeit all unearned, and/or unpaid At Risk Awards, including At Risk Awards earned but not yet paid, and all interest, if any, accrued on the foregoing if, in the opinion of the Committee, the participant (i) without the written consent of the Company, engages in any manner in any business or activity competitive with the business conducted by the Company or any subsidiary or (ii) performs any act or engages in any activity which is inimical to the best interests of the Company.

Nonassignability

No award under the At Risk Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a domestic relations court order), assignment, pledge, or encumbrance. Except as expressly permitted by the At Risk Plan, an award is payable during the participant’s lifetime only to him.

No Right to Continued Employment or Grants

Participation in the At Risk Plan does not give any participant any right to remain in the employ of the Company or any subsidiary. The Company or, in the case of employment with a subsidiary, the subsidiary, reserves the right to terminate the employment of any participant at any time. Further, the adoption of the At Risk Plan does not give any person any right to be selected as a participant or to be granted an At Risk Award.

No Right, Title or Interest in Company Assets

To the extent any person acquires a right to receive payments from the Company under the At Risk Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

Savings Provision

The At Risk Plan is intended to comply with all the applicable conditions of Section 162(m) of the Code, so that compensation paid or payable as an At Risk Award will constitute qualified “performance-based compensation.” To the extent any provision of the At Risk Plan or any action by the Committee fails to comply, such provision or action will be deemed null and void with respect to the compensation of any participant who is a “covered person” within the meaning of Section 162(m), to the extent permitted by law.

New Plan Benefits

Awards in respect of the Company’s 2017 fiscal year were made under the At Risk Plan as last approved by the stockholders in 2012. No additional awards will be made under the At Risk Plan until the Company’s fiscal year ending September 30, 2018. However, for information with respect to amounts paid to the named executive officers who were participants in the At Risk Plan for the fiscal year ended September 30, 2016, see the Fiscal 2016 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

The affirmative vote of a majority of the votes cast is required for reapproval of the At Risk Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2017 (“fiscal 2017”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2017. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2016.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS APPOINTMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were complied with during fiscal 2016.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuelgas.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2016 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll free at 1-866-540-7095. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2016 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2016 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS FOR THE 2018 ANNUAL MEETING

Proposals that security holders intend to present at the 2018 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 22, 2017, in order to be considered for inclusion, pursuant to SEC Rule 14a-8 under the Exchange Act, in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2018 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 10, 2017 and November 9, 2017.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuelgas.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

Senior Vice President,

General Counsel and Secretary

January 20, 2017

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

5.	No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for

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retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided as required to the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED: DECEMBER 8, 2016

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its stockholders. The Board and management recognize that the long-term interests of stockholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board Of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange. The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting Board candidates and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration by the Nominating/Corporate Governance Committee in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In recommending individuals for nomination, the Nominating/Corporate Governance Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 7, a director appointed to fill a vacancy shall stand for election at the next annual meeting of stockholders.

In an uncontested election of directors, a nominee for director who fails to receive a majority “FOR” vote of votes cast, as defined under New Jersey law, for election in accordance with the Company’s By-Laws is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

The Nominating/Corporate Governance Committee will consider the tendered resignation of a director who fails to receive a majority of votes cast for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Nominating/Corporate Governance Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration shall abstain from participating in any decision of the Nominating/Corporate Governance Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board shall publicly disclose its decision regarding a resignation tendered by a director who fails to receive a majority of votes cast for election within 90 days after certification of the stockholder vote.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Director Age

A Company director must submit his or her resignation from the Board at the annual meeting of stockholders immediately following his or her 75th birthday. Directors may stand for re-election even though this guideline would prevent them from completing a full term.

8.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the stockholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

9.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the By-Laws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

10.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and

Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

11.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

12.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

13.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of stockholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

14.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

15.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

16.	Director Contact with the Company’s Constituencies

Except as otherwise required by New York Stock Exchange listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to stockholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

17.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

18.	Oversight of Environmental, Social and Corporate Governance Concerns

The Board retains oversight of environmental, social and corporate governance concerns, and any related health and safety issues that might arise from the Company’s operations rather than delegating that responsibility to a Committee of the Board. Management is expected to integrate these corporate responsibility concerns into decision-making throughout the organization.

19.	Recovery of Funds

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award. Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Board determines to be appropriate.

20.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or By-Laws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a stockholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding Common Stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

APPENDIX C TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

2012 ANNUAL AT RISK COMPENSATION INCENTIVE PLAN

1.	Definitions

As used with respect to At Risk Awards, the following terms shall have the following meanings:

(a) “Acceleration Date” means (i) in the event of a Change in Ownership, the date on which such change occurs, or (ii) with respect to an Eligible Employee who is eligible for treatment under Section 8 hereof on account of the termination of his employment following a Change in Control, the date on which such termination occurs.

(b) “Award Notice” means a written notice from the Company to a Participant that sets forth the terms and conditions of an Award in addition to the terms and conditions established by this Plan and by the Committee’s exercise of its administrative powers.

(c) “At Risk Award” means an award granted by the Committee to a Participant under this Plan, and entitling the Participant to a cash payment based upon the extent to which specified Performance Goals are attained for a specified Performance Period, pursuant to such terms and conditions as the Committee may establish in an Award Notice. No Eligible Employee may receive more than one At Risk Award under this Plan in any fiscal year. In no event will the maximum value of any At Risk Award to any Eligible Employee in any fiscal year exceed the lower of (i) twice that employee’s base salary for that fiscal year (as in effect at the date the Award Notice is provided to the Participant), or (ii) two million dollars. An At Risk Award may be granted singly, in combination with or in the alternative to other Awards granted under any Company benefit plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the willful and continued failure by a Participant to substantially perform his duties with his employer after written warnings specifically identifying the lack of substantial performance are delivered to him by his employer, or (ii) the willful engaging by a Participant in illegal conduct which is materially and demonstrably injurious to the Company or a Subsidiary.

(f) “Change in Control” shall be deemed to have occurred at such time as:

(i)

any “person” within the meaning of Section 13(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan or plans sponsored by the Company or any Subsidiary, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock; or

(ii)

consummation of any consolidation or merger immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or of the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger; or

(iii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv)

individuals who constitute the Board on January 1, 2012 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 2012 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters (3/4) of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

(g) “Change in Ownership” means a change which results directly or indirectly in the Company’s Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

(h) “Code” means the Internal Revenue Code of 1986, and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.

(i) “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board as authorized to administer this Plan with respect to At Risk Awards. The Committee shall consist of not less than two members, each of whom shall be “outside directors” as defined by Section 162(m) of the Code and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means National Fuel Gas Company.

(l) “Eligible Employee” means those employees of the Company or its Subsidiaries who are expected to constitute “covered employees” within the meaning of Section 162(m) of the Code for the applicable fiscal year(s), and any other officer or employee of the Company or its Subsidiaries to whom an At Risk Award has been granted by the Committee.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n) “Good Reason” means a good faith determination made by a Participant that there has been any (i) material change by the Company of the Participant’s functions, duties or responsibilities which change could cause the Participant’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, the assignment to the Participant of duties and responsibilities inconsistent with his positions, (ii) assignment or reassignment by the Company of the Participant without the Participant’s consent, to another place of employment more than 30 miles from the Participant’s current place of employment, or (iii) reduction in the Participant’s total compensation or benefits or any component thereof, provided in each case that the Participant shall specify the event relied upon for such determination by written notice to the Board at any time within six months after the occurrence of such event.

(o) “Participant” means any individual who is holding an At Risk Award granted by the Committee under this Plan.

(p) “Performance Period” means the period established by the Committee in the Award Notice, for measurement of the extent to which a Performance Goal has been satisfied.

(q) “Performance Goal” means the performance objectives established by the Committee for each Eligible Employee who receives an At Risk Award based on one or more of the following objectively defined and non-discretionary business criteria:

(i)	financial performance measures, including earnings per share, revenues operating income, net profit, EBITDA, budget achievement and improvement in, or attainment of, expense levels;

(ii)

overall operational performance measures, including production measures, total reserve replacement, segment growth, and compliance with or satisfaction of objective environmental or customer service measures; and

(iii)

targeted operational performance measures, including compliance with or satisfaction of objective health and safety requirements or standards, and improvement in, or attainment of objectives with respect to, (A) meter reading, (B) employee relations, (C) investor relations, (D) transportation and storage revenue, (E) fuel consumption and lost and unaccounted for gas, (F) achievement of objective governmental low income energy assistance program participation measures, and (G) compliance with applicable laws, regulations and professional standards, including the Sarbanes-Oxley Act.

Each of the foregoing performance objectives may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or its subsidiaries and/or the past or current performance of other companies, and shall be calculated with respect to the Company and/or each subsidiary of the Company and/or such division or other business unit as may be selected by the Committee. The Committee may add, as an additional condition to payment of any At Risk Award, the achievement of other, additional goals as it sees fit.

(r) “Plan” means this National Fuel Gas Company 2012 Annual At Risk Compensation Incentive Plan, as amended from time to time. Any reference in this Plan to a Section number refers to that portion of this Plan.

(s) “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of eighty percent (80%) or more.

2.	Administration

With respect to At Risk Awards the Committee is given full authority to (a) make reasonable, good faith interpretations of this Plan and of Section 162(m) of the Code, to the extent not addressed by regulation, proposed regulation or publicly available interpretation of the Internal Revenue Service; (b) determine who shall be Eligible Employees and select Eligible Employees to receive At Risk Awards; (c) determine all the other terms and conditions of an At Risk Award, including the time or times of making At Risk Awards to Eligible Employees, the Performance Period, Performance Goals, and levels of At Risk Awards to be earned in relation to levels of achievement of the Performance Goals, and such other measures as may be necessary or desirable to achieve the purposes of this Plan; (d) determine whether At Risk Awards are to be granted singly, in combination with or in the alternative to other Awards under any other Company benefit plans; (e) grant waivers of Plan terms and conditions, provided that any such waiver shall not be inconsistent with Section 162(m) of the Code; and (f) accelerate the vesting, exercise or payment of any At Risk Award or modify the Performance Period of an At Risk Award when any such action would not cause compensation paid or payable under such At Risk Award to cease to be deductible by the Company for federal income tax purposes. The Committee shall also have the authority to grant At Risk Awards in replacement of Awards previously granted under this Plan or awards under any other executive compensation or stock option plan of the Company or a Subsidiary.

All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. The Committee, in its discretion, may delegate its authority and duties under this Plan with respect to At Risk Awards to the Company’s Chief Executive Officer or to other senior officers of the Company, but only to the extent, if any, permitted by Section 162(m) of the Code and notwithstanding any other provision of this Plan or an Award Notice, under such conditions as the Committee may establish. For the avoidance of doubt, neither the Committee nor any delegate thereof shall take any action under this Plan, including without limitation pursuant to this Section 2 or Sections 6 or 7, which would result in the imposition of an additional tax under Section 409A of the Code on the Eligible Employee holding an At Risk Award granted hereunder.

3.	Grant of At Risk Awards

At Risk Awards may be made to any Eligible Employee for each fiscal year, or any portion thereof, of the Company commencing with the fiscal year beginning October 1, 2012; provided, however, that At Risk Awards for a fiscal year may only be made within the time allowed under Section 162(m) of the Code, applicable to such fiscal year. At Risk Awards are made by means of an Award Notice, which shall specify a Participant’s Performance Goals for a particular Performance Period.

4.	Payment of at Risk Awards

Each At Risk Award granted to a Participant shall entitle such Participant to receive a cash payment based upon the extent to which the Committee has certified attainment of the Participant’s Performance Goals for the Performance Period. Payment of earned At Risk Awards shall be made in cash promptly after such certification, but in no event later than 2  1/2 months after the end of the calendar year in which the relevant Performance Period ends. The Company shall be entitled to deduct from any payment under this Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the participant to pay to it such tax prior to and as a condition of the making of such payment.

5.	Termination of Employment, Retirement, or Death of Participant

(a) General Rule. If a Participant’s employment with the Company or a Subsidiary terminates for a reason other than death, disability, retirement, or an approved reason, all unearned or unpaid At Risk Awards shall be canceled or forfeited as the case may be, unless otherwise provided in this Section or in the Eligible Employee’s Award Notice. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under this Plan in the event of his death, disability, retirement, or termination for an approved reason.

(b) In the event of the disability, retirement or termination for an approved reason of a Participant during a Performance Period, his participation shall be deemed to continue to the end of the Performance Period, with the right of such Participant to receive payment of an At Risk Award remaining subject to and based upon the extent to which such Participant’s Performance Goals for such Performance Period are attained. The amount payable to a Participant in such circumstances shall be equal to the product of the amount earned, if any, according to the terms of the At Risk Award, multiplied by a fraction (the “Pro-Rata Fraction”), the numerator of which is the Participant’s actual period of service during that Performance Period and the denominator is the total Performance Period.

(c) In the event of the death of a Participant during a Performance Period, the Participant’s designated beneficiary (or if none, then the Participant’s estate) shall be paid an amount equal to the maximum amount which could have been earned under the At Risk Award (regardless of the actual achievement of the Participant’s Performance Goals) multiplied by the Pro-Rata Fraction.

6.	Amendments to at Risk Awards

The Committee may, at any time, unilaterally amend any unearned or unpaid At Risk Award, including At Risk Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Participant shall require the Participant’s consent; and provided further, however, that the Committee shall have no authority to make any amendment which would cause compensation paid or payable under the At Risk Award to cease to be deductible by the Company for federal income tax purposes.

7.	Amendment to Plan

Subject to the shareholder approval requirements of Section 162(m) of the Code, the Committee may, from time to time, amend this Plan in any manner.

8.	Change in Control and Change in Ownership

(a) Background. All Participants shall be eligible for the treatment afforded by this Section 8 if there is a Change in Ownership or if their employment terminates within three years following a Change in Control, unless the termination is due to (i) death; (ii) disability entitling the Participant to benefits under his employer’s long-term disability plan; (iii) Cause; or (iv) resignation by the Participant other than for Good Reason.

(b) Vesting. If a Participant is eligible for treatment under this Section 8, the provisions of this Section shall determine the manner in which such At Risk Award shall be paid to him. For purposes of making such payment, each “current performance period” (defined to mean a Performance Period which period has commenced but not yet ended), shall be treated as terminating upon the Acceleration Date, and for each such “current performance period” and each “completed performance period” (defined to mean a Performance Period which has ended but for which the Committee has not, on the Acceleration Date, made a determination as to whether and to what degree the Performance Goals for such period have been attained), it shall be assumed that the Performance Goals have been attained at a level of 100% or the equivalent thereof. If the Participant is participating in one or more “current performance periods,” he shall be considered to have earned and, therefore, to be entitled to receive, a prorated portion of the At Risk Awards previously granted to him for each such Performance Period. Such prorated portion shall be determined by multiplying 100% of the At Risk Award granted to the Participant by a fraction, the numerator of which is the total number of whole and partial years (with each partial year being treated as a whole year) that have elapsed since the beginning of the Performance Period to the Acceleration Date, and the denominator of which is the total number of years in such Performance Period. A Participant in one or more “completed performance periods” shall be considered to have earned and, therefore, be entitled to receive 100% of the At Risk Awards previously granted to him during each Performance Period.

(c) Payment of Awards. If a Participant is eligible for treatment under this Section 8, whether or not he is still employed by the Company or a Subsidiary, he shall be paid, in a single lump sum cash payment, as soon as practicable but in no event later than 60 days after the Acceleration Date, for all outstanding At Risk Awards.

(d) Miscellaneous. Upon a Change in Control or a Change in Ownership, (i) the provisions of Sections 5 and 9 hereof shall become null and void and of no force and effect insofar as they apply to a Participant who has been terminated under the conditions described in (a) above; and (ii) no action shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to any At Risk Award granted prior to the Change in Control or Change in Ownership.

(e) Legal Fees. The Company shall pay all legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he may be entitled to under the Plan after a Change in Control or Change in Ownership; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

9.	Noncompetition Provision

Notwithstanding anything contained in this Plan to the contrary, unless the Award Notice specifies otherwise, a Participant shall forfeit all unearned and/or unpaid At Risk Awards, including At Risk Awards earned but not yet paid, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Company.

10.	Nonassignability

No Award under this Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a domestic relations court order), assignment, pledge, or encumbrance. Following an approved transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as provided in the next sentence, the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of Section 5 shall continue to be applied with reference to the original Participant and following the termination of employment of the original Participant, the transferred Award shall be payable to the transferee only to the extent, and for the periods specified in Section 5, that the original Participant could have received payment of such Award. Except as expressly permitted by this Section, an Award shall be payable during the Participant’s lifetime only to him.

11.	No Right to Continued Employment or Grants

Participation in this Plan shall not give any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any person any right to be selected as a Participant or to be granted an Award.

12.	No Right, Title or Interest in Company Assets

To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

13.	Savings Provision

This Plan is intended to comply with all the applicable conditions of Section 162(m) of the Code, so that compensation paid or payable hereunder shall constitute qualified “performance-based compensation” thereunder. To the extent any provision of this Plan or any action by the Committee fails to so comply, it shall be deemed null and void with respect to the compensation of any Participant who is a “covered person” within the meaning of Section 162(m), to the extent permitted by law.

14.	Effective Date

Upon approval by the shareholders of the Company as required by Section 162(m) of the Code, this Plan shall become effective as of December 8, 2011.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 8, 2017. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 8, 2017) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com/NFG

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 8, 2017. Have your proxy card in hand when you access the web site.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on March 7, 2017.

Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E16473-TBD	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
PROPOSAL 1: ELECTION OF DIRECTORS		☐	☐	☐
01) Rebecca Ranich
02) Jeffrey W. Shaw 03) Thomas E. Skains 04) Ronald J. Tanski					The Board of Directors recommends a vote FOR Proposals 4 and 5	For	Against	Abstain

					PROPOSAL 4. Reapproval of the 2012 Annual At Risk Compensation Incentive Plan	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2 PROPOSAL 2. Advisory approval of named executive officer compensation		For ☐	Against ☐	Abstain ☐	PROPOSAL 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017 Question 1.	☐	☐	☐
The Board of Directors recommends a vote FOR every 3 years on Proposal 3	3 Years	2 Years	1 Year	Abstain	In appreciation for you casting your vote prior to the meeting, we will send you a $5 Dunkin Donuts gift card. Thank You!
PROPOSAL 3. Advisory Vote on the Frequency of Future “Say on Pay” Votes	☐	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	To accept the gift card check YES. If you prefer instead a donation to Make-A-Wish® check NO. If no selection is made, you will receive a card.	Yes ☐	No ☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2016 Summary Annual Report to Stockholders and

fiscal 2016 financial statements are available at http://investor.nationalfuelgas.com/proxy.

E16474-TBD

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 9, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints R.J. Tanski and P.M. Ciprich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 9, 2017 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company Stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2, 4 and 5 and FOR THE THREE-YEAR OPTION in item 3.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY QR CODE, TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)

V.1.1